Exhibit 10.1

PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT is dated as of October 9, 2003, by and between INTERNATIONAL PLACE ASSOCIATES II, LTD., a Florida limited partnership (“IPA II”), INTERNATIONAL PLACE ASSOCIATES III, LTD., a Florida limited partnership (“IPA III”), INTERNATIONAL PLACE ASSOCIATES IV, LTD., a Florida limited partnership (“IPA IV”) (each of IPA II, IPA III and IPA IV are hereinafter sometimes hereinafter referred to as a “Seller” and are sometimes hereinafter collectively referred to as “Sellers"), and KEYSTONE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Purchaser").

R E C I T A L S

     WHEREAS, Sellers collectively own fee title to thirteen (13) Parcels (as hereinafter defined), each of which is improved with an industrial building as more particularly described herein and which are located in an industrial/corporate park commonly known as “International Corporate Park” located in Miami, Florida.

     WHEREAS, the Sellers are Affiliates (as hereinafter defined) and desire to sell such industrial properties, and all related personal property owned by Sellers in connection therewith, to Purchaser, and Purchaser desires to purchase such property, upon the terms and subject to the conditions contained herein.

     NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
Definitions

     1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

     “ADA” shall mean the Americans With Disabilities Act, as amended.

     “Adjustable Tenant Charges” shall mean common area maintenance (exterior and interior) and other operating charges, real estate taxes and assessments, property insurance charges and HVAC charges to the extent denominated as such in the Leases.

     “Affiliate” shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Person specified.

     “Agreement” shall mean this Purchase and Sale Agreement, as amended or modified from time to time hereafter in accordance with the terms hereof.

     “Applicable Closing Fiscal Period” shall mean, with respect to any item which is prorated under Article V, the calendar year (or other fiscal period for which such item is determined or assessed) during which the Closing Date occurs.

     “Assumed Contracts” shall have the meaning set forth in Section 4.4.

     “Assumed Liabilities” shall have the meaning set forth in Section 2.3(a).

     “Books and Records” shall mean the following records, books of account and papers of each Seller relating to the construction, ownership, management and operations of the Property, namely, architect’s drawings, blue prints and as-built plans, maintenance logs, copies of warranties and guaranties which are presently in effect as of the Closing Date, licenses and permits, records and correspondence relating to insurance claims within the past twelve (12) months, Operating Budget, paper copies of data and other information relating to the Property for the previous two (2) calendar years which are available from personal computers, structural, mechanical, geotechnical or other engineering studies, soil test reports, Environmental Reports, Underground Storage Tank reports (if any), appraisals, ADA surveys or reports (if any), OSHA asbestos surveys (if any), and originals and/or copies of Leases and all Lease correspondence files, the Operating Agreement and the Contracts and correspondence related thereto.

     “Casualty” shall mean any damage to or destruction of the Property or any portion thereof caused by fire or other casualty, whether or not insured.

     “Closing” shall have the meaning set forth in Section 6.1.

     “Closing Date” shall have the meaning set forth in Section 6.1.

     “Closing Documents” shall mean the Seller Closing Documents and Purchaser Closing Documents, collectively.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Contracts” shall mean the service, maintenance and other contracts and concessions that are currently in effect and to which any Seller is a party or to which any of the Property is subject, respecting the use, maintenance, development, or operation of the Property or any portion thereof (but excluding this Agreement, the Leases, the Permitted Exceptions and the Operating Agreement) which are listed on Schedule 8.1(j), together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

     “Defect” shall mean any Lien, encumbrance, easement, agreement, restriction, proceeding, lis pendens, notice, covenant, restriction, ordinance, code, rule, law, encroachment or other survey defect or exception to title that in Purchaser’s sole opinion adversely affects the Property.

     “Disapproval Notice” shall have the meaning set forth in Section 3.2.

     “Earnest Money” shall have the meaning set forth in Section 2.2(a).

     “Earnest Money Escrow” shall have the meaning set forth in Section 2.2(a).

     “Environmental Laws” shall mean all federal, state and local statutes, ordinances, codes, rules, regulations, guidelines, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials, Underground Storage Tanks or the protection of human health or the environment, as any of the same may be amended from time to time, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act or any equivalent state or local laws or ordinances; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984, or any equivalent state or local laws or ordinances; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. §136 et. seq. or any equivalent state or local laws or ordinances; the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.); the Emergency Planning and Community Right-to-Know Act (“EPCRA”), 42 U.S.C. §11001 et. seq. or any equivalent state or local laws or ordinances; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. §2601 et. seq. or any equivalent state or local laws or ordinances; the Atomic Energy Act, 42 U.S.C. §2011 et. seq., or any equivalent state or local laws or ordinances; the Clean Water Act (the “Clean Water Act”), 33 U.S.C. §1251 et. seq. or any equivalent state or local laws or ordinances; the Clean Air Act (the “Clean Air Act”), 42 U.S.C. §7401 et seq. or any equivalent state or local laws or ordinances; the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. or any equivalent state or local laws or ordinances.

     “Environmental Reports” shall mean any the existing environmental reports (including any and all Phase I and Phase II reports) relating to the Property which are in Seller’s possession and described on Schedule 8.1(l).

     “Escrow Agent” shall mean Fidelity National Title Insurance Company.

     “Execution Date” shall mean the date of this Agreement, which shall be the date upon which both parties have duly executed this Agreement.

     “Financial Statements” shall mean the income and expense statements prepared by Sellers with respect to the Property for calendar year 2002 and the eight month period ended August 31, 2003, which were delivered to Purchaser prior to the Execution Date.

     “Fixed and Other Tenant Charges” shall mean Rent other than Adjustable Tenant Charges.

     “Fixed and Other Tenant Charge Arrearages” shall mean Fixed and Other Tenant Charges due and payable prior to but unpaid as of the Closing Date.

     “GAAS” shall mean Generally Accepted Auditing Standards as promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants from time to time.

     “Hazardous Materials” shall mean any substance, material, waste, gas or particulate matter which (i) is now regulated by the United States Government, the State of Florida, any other state with jurisdiction, or any local governmental authority, or (ii) the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of is prohibited, controlled or regulated by any Environmental Law, or (iii) requires investigation or remediation under any Environmental Law or common law, or (iv) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or (v) poses or threatens to pose a hazard to the health or safety of persons on or about the Property, or (vi) could or does cause any Seller or Purchaser to be liable for trespass.

     “Improvements” shall mean improvements, structures, fixtures, facilities, installations, machinery and equipment, in, on, over or under any of the Parcels, including but not limited to the foundations and footings therefor, elevators, plumbing, air conditioning, heating, ventilating, mechanical, electrical and utility systems (except to the extent owned by a utility company), signs and light fixtures (except to the extent of trade fixtures and equipment owned by tenants under the Leases), doors, windows, fences, parking lots, walks and walkways and each and every other type of physical improvement to the extent owned, in whole or in part, by any Seller, located at, on or affixed to any of the Parcels, to the full extent such items constitute or are or can or may be construed as realty under the laws of the State of Florida. When reference is made herein to a particular Improvement which is located on, in or under a particular Parcel, the same shall be identified by reference to such particular Parcel in the manner in which such Parcel is identified hereunder.

     “Indemnified Party” shall have the meaning set forth in Section 11.3.

     “Indemnified Purchaser Persons” shall have the meaning set forth in Section 11.1.

     “Indemnified Seller Persons” shall have the meaning set forth in Section 11.2.

     “Indemnifying Party” shall have the meaning set forth in Section 11.3.

     “Inspection Period” shall have the meaning set forth in Section 4.1 hereof.

     “Land” shall mean those certain parcels of real estate described on Exhibit A, collectively, without distinction among the several Parcels.

     “Leases” shall mean those leases, tenancies, concessions, licenses and occupancy agreements affecting, encumbering or relating to the Property which are listed on Schedule 8.1(g), together with any additions thereto, modifications thereof or substitutions therefor hereafter entered into in accordance with the provisions of this Agreement.

     “Liens” shall mean any liens, security interests, judgments or charges that encumber any part of the Land, the Improvements, or the Personalty owned by Sellers, including, but not limited to, mortgages, deeds of trust, mechanics, materialmen, judicial, tax or governmental liens, pledges, options, rights of first offer or first refusal or other similar items.

     “Losses” shall mean with respect to any obligation to indemnify any Seller, the Indemnified Seller Persons, Purchaser or the Indemnified Purchaser Persons, any and all claims, actions, suits, demands, losses, damages, liabilities, obligations, judgments, settlements, awards, penalties, costs or expenses, including, without limitation, reasonable attorneys’ fees and expenses.

     “Operating Agreement” shall mean that certain Declaration of Protective Covenants and Restrictions for International Corporate Park dated June 28, 1995, Official Record Book 16836, Page 1248, as amended by the documents dated and recorded as follows: Acknowledgment and Agreement, dated September 18, 1996, recorded September 23, 1996 in Official Records Book 17360, at Page 3978; Exemption of Property from Declaration of Protective Covenants and Restrictions dated July 1, 1997, recorded July 7, 1997 in Official Records Book 17703, at Page 2515; First Supplement to Declaration of Protective Covenants and Restrictions, dated February 21, 1997, recorded February 24, 1997, in Official Records Book 17538, at Page 824; Second Supplement and Amendment to Declaration of Protective Covenants and Restrictions, dated July 2, 1997, recorded July 2, 1997 in Official Records Book 17698, at Page 3823; Supplement and Amendment to Declaration of Protective Covenants and Restrictions, dated August 8, 1997, recorded on August 20, 1997 in Official Records Book 17759, at Page 1053; Amended and Restated Second Supplement and Amendment, dated August 13, 1997, recorded on August 20, 1997, in Official Records Book 17759, at Page 1223; and Second Supplement and Amendment to Declaration of Protective Covenants and Restrictions, dated November 24, 1997, recorded on December 3, 1997 in Official Records Book 17888, at Page 3574.

     “Operating Budget” shall mean the prospective operating budget for the Property for calendar year 2004 prepared by Sellers in the ordinary course of Sellers’ business.

     “Parcel” shall mean each of the separate parcels of Real Property described on Exhibit A hereto individually and not collectively. When reference is made herein to a particular Parcel, such Parcel shall be identified in the manner in which it is identified on Exhibit A attached hereto.

     “Party” shall mean a party to a Contract (or the successor or assignee thereof) or a Tenant under a Lease, in each case other than a Seller.

     “Permits” shall mean all licenses, permits, applications, authorizations, certificates of occupancy, governmental approvals and other similar entitlements in effect and relating to the Property and the operation thereof.

     “Permitted Exceptions” shall have the meaning set forth in Section 3.2.

     “Person” shall mean any individual, corporation, partnership, limited liability company, governmental unit or agency, trust, estate or other entity of any type.

     “Personalty” shall mean all of the tangible personal property, owned by any Seller and located in or upon or used in connection with the operation and maintenance of the Property, including without limitation fixtures; machinery; equipment, including without limitation dock levelers and fire extinguishers; building supplies and materials; consumables, if any; inventories; all assignable licenses, permits and certificates of occupancy; all assignable guarantees or warranties (including performance bonds obtained by, or for the benefit of, any Seller, pertaining to the ownership, construction or development of the Real Property or any part thereof); and the Books and Records. Personalty shall not include personal items belonging to Tenants of Sellers, the rights of each Seller in and to the Leases, the Contracts, the Operating Agreement and the

cash and the cash accounts of Sellers (including any cash or cash accounts constituting the Security Deposits).

     “Property” shall mean (a) the Real Property, (b) the Personalty, (c) the rights and interests of each Seller in, to and under all Leases, (d) the rights and interests of each Seller as an owner in, to and under the Operating Agreement applicable to the Property, but not the rights of the Seller as Declarant, (e) the rights and interests of each Seller in, to and under the Contracts to the extent assignable, (f) the rights and interests of each Seller in, to and under any Permits to the extent assignable, (g) any warranties or guaranties relating to the Property to the extent assignable, (h) any rights to or under real estate tax or other refunds, (i) claims, rights, choses-in-action and other intangibles relating to the foregoing, choate and inchoate, known or unknown, including, without limitation, claims against insurers for any insured loss occurring prior to the Closing Date, except to the extent Purchaser has received proration credit therefor, (j) utility and other deposits, (k) prepaid expenses and other items for which Seller is given proration credit, and (l) rights, if any, of Seller to use the name “International Corporate Park” with respect to the Real Property.

     “Purchaser Closing Documents” shall have the meaning set forth in Section 6.3.

     “Purchase Price” shall have the meaning set forth in Section 2.2.

     “Real Property” shall mean the Land and the Improvements, together with all of the estate, right, title and interest of any Seller therein, and in and to (a) any land lying in the beds of any streets, roads or avenues, open or proposed, public or private, in front of or adjoining the Land to the center lines thereof, and in and to any awards to be made in lieu thereof and in and to any unpaid awards for damage to the foregoing by reason of the change of grade of any such streets, roads or avenues; (b) all easements, rights, licenses, privileges, rights-of-way, strips and gores, hereditaments and such other real property rights and interests appurtenant to the foregoing; and (c) rights and interests of Seller in, to and under the Operating Agreement which are appurtenant to and run with Seller’s ownership of the Land and Improvements, but not rights as a Declarant.

     “Rental Taxes” shall have the meaning set forth in Section 10.5.

     “Rent Roll” shall have the meaning set forth in Section 8.1(e).

     “Rents” shall mean base rent, fixed rent, minimum rent, additional rent, common area maintenance charges, insurance charges, rubbish removal charges, sprinkler charges, water charges, utility charges, HVAC charges, amounts payable with respect to real estate and other taxes, and other amounts payable by any Party under the Leases.

     “Security Deposits” shall have the meaning set forth in Section 7.8.

     “Seller Closing Documents” shall have the meaning set forth in Section 6.2.

     “Seller’s Liabilities” shall have the meaning set forth in Section 2.3(b).

     “Substantial Casualty” or “Substantial Taking” shall mean a Casualty or Taking, as the case may be, where:

          (a) In the case of a Casualty, the cost to repair the damage in Purchaser’s reasonable opinion is in excess of $500,000 whether or not the loss is covered by insurance; or

          (b) in the case of a Taking, a taking with respect to a portion of any Parcel or the Improvements thereon or both which when so taken would, in the reasonable opinion of Purchaser, leave remaining a balance of the said Parcel or Improvements or both, which, due either to the area taken or the location of the part taken would not, under applicable zoning laws, building regulations and economic conditions then prevailing or otherwise, readily accommodate a new or restructured building or buildings of a type and size generally similar to the building or buildings existing on the date hereof, or would result in inadequate parking or lack of reasonable access to public roads.

     “Survey” shall mean an ALTA survey of a parcel of Real Property prepared by a surveyor licensed or registered in the State of Florida, including any existing surveys delivered by Sellers to Purchaser, and any update or new Survey prepared on behalf of Purchaser.

     “Taking” shall mean a taking of all or any portion of the Real Property in condemnation or by exercise of the power of eminent domain or by an agreement in lieu thereof.

     “Tenant Estoppel” shall have the meaning set forth in Section 10.3.

     “Tenants” shall mean tenants, concessionaires, licensees and/or occupants under the Leases.

     “Tenant Services” shall mean all services supplied by or on behalf of Sellers to Tenants for which Tenants are separately charged, other than services in the nature of common area maintenance.

     “Third Party Claim” shall have the meaning set forth in Section 11.3.

     “Third Party Consents” shall have the meaning set forth in Section 10.4.

     “Title Commitment” shall mean each commitment for title insurance issued by the Title Company to Purchaser providing for the issuance at the Closing to Purchaser of the Title Policy, which commitment must disclose the applicable Seller as the owner of fee simple interest in its separate Parcels and shall disclose and shall have attached to it copies of all documents underlying all exceptions to title and all encumbrances on and other matters of record affecting the Real Property, and which commitment shall include forms of all endorsements to be a part of the Title Policy.

     “Title Company” shall mean Fidelity National Title Insurance Company.

     “Title Policy” shall mean, to the extent available in the State of Florida an ALTA Form 1992 Owner’s Policy of Title Insurance issued by the Title Company, dated the date and time of Closing and with policy coverage in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee title to such Real Property, subject only to the Permitted Exceptions to the extent available, and affirmatively insuring as a part of Schedule A to such Title Policy Purchaser’s rights under the Operating Agreement and any appurtenant easements that benefit the Real Property and containing the following endorsements: an extended coverage endorsement over the general exceptions contained in the policy, an endorsement insuring the accuracy of the Survey, an endorsement insuring legal access to the Real Property from each of the streets bordering on the Real Property and/or the industrial park governed by the Operating Agreement, and insuring that all such streets are dedicated public streets, a contiguity endorsement, and any other endorsements requested by Purchaser.

     “Transactions” shall mean the transactions contemplated by this Agreement.

     “Underground Storage Tanks” shall mean Underground Storage Tanks as defined in Section 9001 of RCRA and as used herein, such term shall also include (i) any farm or residential tank of 1,100 gallons or less capacity used for storing motor fuel for noncommercial purposes, (ii) any tank used for storing heating oil for consumption on the premises where stored, (iii) any septic tank and (iv) any pipes connected to any of the items described in clauses (i) through (iii).

     “Utility Deposits” shall have the meaning set forth in Section 7.7.

     1.2 References. All references in this Agreement to particular sections or articles shall, unless expressly otherwise provided, or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement, and any references to “Exhibit” shall, unless otherwise specified, refer to one of the exhibits annexed hereto and, by such reference, be made a part hereof. The words “herein”, “hereof”, “hereunder”, “hereinafter”, “hereinabove” and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection or article hereof.

ARTICLE II
Sale and Purchase

     2.1 Purchase and Sale Contract. Upon the terms and subject to the conditions contained herein, at the Closing, Sellers shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase from Sellers, all of Sellers’ right, title and interest in and to the Property, free and clear of all Liens other than the Permitted Exceptions.

     2.2 Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be One Hundred Fourteen Million Three Hundred Ninety-One Thousand and No/100 Dollars ($114,391,000) payable as follows:

          (a) Prior to the Execution Date, Purchaser deposited with Escrow Agent the sum of Two Hundred Thousand and No/100 Dollars ($200,000) (the “Initial Deposit”). Upon the expiration of the Inspection Period (as hereinafter defined), and so long as Purchaser shall not exercise its right to terminate this Agreement as set forth in Section 4.3 hereof, Purchaser shall deposit with Escrow Agent the additional sum of One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000) (the “Additional Deposit”). Escrow Agent shall hold the Initial Deposit and Additional Deposit (any such deposits actually made by Purchaser pursuant to this

Agreement from time to time being hereinafter referred to as the “Earnest Money") as an earnest money deposit pursuant to the terms of Exhibit B attached hereto and made a part hereof (the “Earnest Money Escrow"). All funds deposited in the Earnest Money Escrow shall be invested in interest-bearing or money-market accounts. Upon and subject to the occurrence of the Closing, all funds, including any accrued interest, on deposit in the Earnest Money Escrow shall be applied by Escrow Agent in partial payment of the Purchase Price.

          (b) Purchaser shall assume the outstanding principal balance (plus all accrued but unpaid interest thereon to the extent any such unpaid interest and principal is not then delinquent under the terms of the Assumed Loan Documents) existing on the Closing Date of the mortgage indebtedness of Sellers as more particularly described on Schedule 2.2(b) hereof (the “Assumed Debt").

          (c) The balance of the Purchase Price, less the Earnest Money and less the outstanding principal balance of the Assumed Debt as of the Closing Date, plus or minus the net applicable prorations described below, shall be deposited by Purchaser in escrow in immediate, same-day federal funds (all or any part of which may be the proceeds of a loan) wired for credit into such account as Escrow Agent may designate on the Closing Date.

          (d) The Purchase Price was determined by multiplying the rentable square feet of building space in each Parcel by Sixty-Six Dollars ($66.00) per rentable square foot. In the event that any Parcel or Parcels are eliminated from the purchase for any reason permitted hereunder, the Purchase Price will be adjusted by reducing the same by the number of rentable square feet in each such parcel by Sixty-Six Dollars ($66.00) per square foot excepting only that should the Perrier Building Parcel be eliminated, then the Purchase Price will be reduced by One Hundred Dollars ($100.00) per square foot for such Parcel. In the event that the Perrier Building is eliminated, then the remaining balance of the Purchase Price will be applied on a proportionate rentable square foot basis among the remaining Parcels.

     2.3 Assumption of Liabilities.

          (a) At the Closing, Purchaser shall assume (i) the liabilities and obligations of Sellers arising from and after the Closing Date under or in respect of the Leases (including any obligation to refund any Security Deposits), the Operating Agreement, the Assumed Contracts (with the liability of Purchaser being limited to the same extent, if any, as Sellers’ liability is limited thereunder), and Assumed Debt but only to the extent such liabilities and obligations do not arise out of any transaction, event, circumstance, action, failure to act or occurrence of any sort or type which occurred, existed or was taken prior to the Closing Date and (ii) other liabilities and obligations herein described to the extent Purchaser has received proration credit therefor or is expressly obligated to pay under the terms of this Agreement. All of the obligations to be assumed by Purchaser pursuant to this Section 2.3(a) are hereinafter referred to as the “Assumed Liabilities”.

          (b) Except as otherwise herein expressly provided, Purchaser is not assuming and shall not by virtue of the consummation of the Transactions be deemed to have assumed any liabilities or obligations which are not Assumed Liabilities (collectively, “Sellers’ Liabilities”). Without limiting the foregoing, Sellers’ Liabilities shall include (i) all federal, state and local taxes of whatever kind and nature assessed against, incurred by or due from Sellers or the Property (other than real estate taxes and assessments on real property for which Purchaser has received credit under Article V) for periods prior to closing, (ii) liabilities relating to any employees, employee benefit plans or collective bargaining agreements of Sellers, including without limitation compliance with all applicable laws, rules and regulations in connection with employment, benefits and labor issues, severance obligations, and liabilities or expenses relating to the claims disclosed by Sellers in pursuant to the terms of this Agreement, and (iii) liabilities with respect to any litigation, proceedings or claims against Sellers or the Property, whether or not then pending or threatened and whether or not then known.

ARTICLE III
Title Insurance and Survey

     3.1 Delivery of Title Commitment, Lien Searches and Survey. As promptly as practicable, after the Execution Date, Purchaser shall cause the Title Company to deliver a Title Commitment governing the Property to Purchaser. The cost of the Title Commitments (to the extent not subsumed within the cost of the title premiums to be charged in connection with the issuance of the Title Policy) shall be reimbursed to Purchaser by Seller; provided, however, in no event shall Seller be obligated to pay any title premiums. Within three (3) days after the Execution Date, Sellers, at Sellers’ sole cost and expense, shall deliver all existing Surveys in Seller’s possession to Purchaser not previously delivered.

     3.2 Title and Survey Defects. If the Title Commitment or the Surveys, or any update of the Title Commitment or the Surveys, at any time discloses exceptions to title or any Defects which Purchaser disapproves in its sole discretion (other than the Assumed Debt, Leases or the Operating Agreement), Purchaser shall so notify Sellers in writing (a “Disapproval Notice”) on or before the end of the Inspection Period; provided, however, in the event any update received after the end of the Inspection Period reflects a Defect, then Purchaser’s additional notice shall be delivered within five (5) days of Purchaser’s receipt of such update. With respect to any Defects noted in a Disapproval Notice, Sellers (a) shall cause any such Defects which are monetary liens of a fixed and ascertainable amount that may be removed solely by the payment of money, including without limitation, judgment and mechanics’ liens (“Monetary Defects"), to be removed at or prior to the Closing and shall deposit with the Title Company releases or other appropriate instruments, in recordable form, sufficient to cause the removal of such items from the title, and (b) shall notify Purchaser in writing within five (5) business days after receipt of the Disapproval Notice whether Sellers will cause all or any of such other Defects to be removed or cured at or prior to Closing, and Sellers shall be deemed to have elected to remove or cure all other Defects by Closing if Sellers do not notify Purchaser to the contrary in writing within such five (5) business day period. If Sellers elect not to remove or cure all Defects, Purchaser may elect, in its sole discretion, (i) subject to satisfaction of the other conditions to Closing, to close the purchase of the Property, take title subject to the Defect noted in the Disapproval Notice that Sellers elect not to remove or cure and deduct from the Purchase Price all costs incurred (or to be incurred) by Purchaser in connection with its cure or removal of each such Defect, provided, however, in the case of any Defects other than Monetary Defects, Purchaser’s right to deduct any such costs against Purchase Price shall be limited to $150,000.00 in the aggregate (the “Non-Monetary Defect Cap"), or (ii) to terminate this Agreement, in which event the Earnest Money and all interest accrued thereon shall be immediately returned to

Purchaser. If Sellers elect to cure or remove any Defect, then Sellers thereafter shall be obligated to do so as long as this Agreement is in effect. Sellers shall have ten (10) days to remove or cure any Defect that it has elected to remove or cure (or is deemed to have elected to remove or cure). The Closing Date shall be extended as necessary to permit the parties to exercise their respective rights and obligations pursuant to this Section 3.2. The Assumed Debt, Leases, the Operating Agreement, the lien for real estate taxes which are not yet due and payable and any other exceptions to title or Defects for which Purchaser does not serve a Disapproval Notice or which Purchaser elects to take subject to as described in clause (i) above are hereinafter collectively referred to as “Permitted Exceptions". Notwithstanding anything contained herein to the contrary, Purchaser and Seller acknowledge that (x) the existing Surveys to be delivered by Seller to Purchaser in accordance with this Agreement may reflect certain minor encroachments (“Minor Encroachments") which exist as of the Execution Date, (y) that as of the date hereof, Seller has notified Purchaser that in the event Purchaser objects to any such Minor Encroachments as a Defect pursuant to this Section 3.2 Seller shall not elect to remove or cure any such Minor Encroachments, and (z) Purchaser shall have the right to terminate this Agreement without providing a Disapproval Notice with respect to such Minor Encroachments.

     3.3 Purchaser’s Options Upon Failure to Cure. If any Defect that Sellers have elected or are required to remove or cure (or are deemed to have elected to remove or cure) has not been removed or cured to Purchaser’s reasonable satisfaction at least five (5) business days prior to Closing (as may be extended pursuant to Section 3.2 hereof), or provision for its removal or cure by Closing has not been made to Purchaser’s reasonable satisfaction, Purchaser may elect, in its sole discretion: (a) subject to satisfaction of the other conditions to Closing, to close the purchase of the Property, and take title subject to any Defects that have not been cured or removed at or before Closing (provided that such election shall not release Sellers from their obligation to cure or remove Defects after the Closing, which obligation shall survive the Closing and such Defect shall not constitute a Permitted Exception); (b) subject to satisfaction of the other conditions to Closing, to close the purchase of the Property, cure or remove the Defects that have not been cured or removed by Seller, and deduct from the Purchase Price all costs incurred (or to be incurred) by Purchaser in connection with its cure or removal of any Defect that Sellers were obligated to cure or remove; provided, however, with respect to any Defects other than Monetary Defects, Seller’s right to deduct any such costs shall be subject to the Non-Monetary Defect Cap; or (c) to terminate this Agreement, in which event the Earnest Money and all interest accrued thereon shall be immediately returned to Purchaser.

ARTICLE IV
Access and Certain Rights of Early Termination

     4.1 Inspection Period. Prior to the Execution Date, Purchaser shall have until November 3, 2003 (the “Inspection Period”) to inspect the Property, conduct Purchaser’s due diligence and review of the Property, the Financial Statements and the Books and Records, and to perform such tests, surveys, engineering studies, analyses, inspections and examinations as Purchaser, in Purchaser’s sole and absolute discretion determines to be necessary.

     4.2 Inspection of the Property.

          (a) Sellers and Keystone Property Trust, an Affiliate of Purchaser, are parties to that certain letter of intent dated as of October 1, 2003 relating to the sale and purchase of the Property. Under the terms of such letter, Sellers agreed to deliver certain due diligence materials more particularly described therein (the “Inspection Materials") within five (5) days of such letter. To the extent in Sellers’ possession and not previously delivered, Sellers agree to deliver all such Inspection Materials not later than five (5) days after the date of this Agreement, and to promptly deliver to Purchaser any additional Inspection Materials which first become available after the date of this Agreement.

          (b) From and after the Execution Date, Sellers shall give Purchaser and its representatives and consultants access to and the right to inspect, test, survey and analyze the Property (including without limitation for purposes of conducting environmental testing). From and after the Execution Date until Closing and upon request by Purchaser, Sellers promptly shall provide Purchaser with access to and copies of the Books and Records and such other material information and data with respect to the Property which is in Sellers’ possession, including without limitation copies of Leases, the Operating Agreement and the Contracts and such financial and other information as Purchaser reasonably requests. Subject to the provisions of Section 10.7 hereof, Purchaser may contact Parties as Purchaser deems appropriate in connection with its due diligence examination; provided, however, Purchaser agrees not to contact any Tenants until after the expiration of the Inspection Period. In connection with Purchaser’s performance of any such inspections and tests, Purchaser agrees to use reasonable efforts to minimize any disruption to any tenant’s use and enjoyment of the Property.

          (c) Purchaser shall indemnify, defend and hold Seller harmless, from and against any Loss caused by the exercise by Purchaser of its rights of access and inspection pursuant to the provisions of this Section 4.1, provided, however, Purchaser shall not be liable for its discovery of any condition existing as of the Execution Date. The indemnification obligations of Purchaser under this Section 4.2(c) shall survive the Closing and/or termination of this Agreement.

     4.3 Termination. If Purchaser, in its sole and absolute discretion, determines that the results of its due diligence examination, including without limitation the results of any legal, factual, physical or other inquiry or investigation as to the physical condition, the suitability for intended use, or any other matter related to the Property, are not satisfactory in any respect, Purchaser may terminate this Agreement upon written notice given to Sellers on or before the expiration of the Inspection Period. In the event of termination of this Agreement pursuant to the terms of this Section, the Earnest Money and all interest accrued thereon shall be immediately returned to Purchaser. Purchaser’s failure to deliver any such written notice of its intention to terminate shall be deemed Purchaser’s election not to terminate this Agreement in accordance with this Section 4.3. The parties hereto acknowledge that Purchaser may expend material sums of money in reliance on Sellers’ obligations under this Agreement in connection with negotiating and executing this Agreement and conducting inspections and investigations pursuant to this Article IV, that Purchaser would not have entered into this Agreement without the availability of the termination right contained herein and that, accordingly, adequate consideration exists for Seller’s obligations hereunder before the expiration of the Inspection Period. In the event of such termination, this Agreement shall be null and void and all parties shall be released from all further rights and obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement). Notwithstanding anything to the contrary contained herein, as of the date hereof, Purchaser shall not be deemed to have approved any documents, materials or other information which have been furnished to Purchaser or its representatives prior to the date hereof or which are listed, described, set forth or referred to on the Schedules hereof. Purchaser may determine in its sole and absolute discretion the scope and nature of its due diligence examination.

     4.4 Assumed Contracts. Provided that Purchaser has not elected to terminate this Agreement in accordance with the provisions of Section 4.3, then on or before expiration of the Inspection Period Purchaser shall notify Sellers in writing of any of the Contracts that Purchaser will not assume at Closing. Within five (5) days of receipt of such notice, but in no event prior to the expiration of the Inspection Period, Seller shall provide written notice of termination to all Parties under such identified Contracts and take such other actions as reasonably required to cause the termination of such identified Contracts. Any and all termination costs and expenses shall be paid by Seller. Purchaser shall pay costs after closing for services rendered after the Closing to the effective cancellation date. All Contracts not so identified to Sellers shall be assumed by Purchaser at the Closing (the “Assumed Contracts”).

     4.5 AS IS/WHERE IS SALE.

          (a) PURCHASER ACKNOWLEDGES AND AGREES THAT PRIOR TO CLOSING PURCHASER WILL HAVE MADE A COMPREHENSIVE INDEPENDENT INVESTIGATION AND EXAMINATION OF THE PROPERTY AND ALL CONDITIONS ASSOCIATED THEREWITH IN ORDER TO BECOME FULLY FAMILIAR WITH THE PHYSICAL CONDITION THEREOF AND WILL PRIOR TO CLOSING HAVE REVIEWED THE LEASES, THE CONTRACTS, THE OPERATING AGREEMENT, SURVEYS AND THE TITLE COMMITMENT.

          (b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLERS ARE NOT MAKING AND HAVE NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLERS’ WARRANTIES OF TITLE TO BE SET FORTH IN THE SPECIAL WARRANTY DEEDS) ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, OR ANY OTHER MATTER OR THING WHATSOEVER REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT AND/OR IN THE SELLER CLOSING DOCUMENTS. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT

LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, OR REPRESENTATIONS PERTAINING TO THE PROPERTY MADE OR FURNISHED BY SELLER, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SUCH WARRANTY, GUARANTY OR REPRESENTATION IS SPECIFICALLY SET FORTH IN THIS AGREEMENT. SELLER MAKES NO REPRESENTATIONS AND WARRANTIES WITH RESPECT TO EITHER THE QUALITY OR QUANTITY OF ANY CONSUMABLES AND INVENTORIES CONSTITUTING A PART OF THE PERSONALTY.

ARTICLE V
Costs and Expenses

     5.1 Title, Survey Costs and Transfer Taxes. Title and Survey costs shall be paid as follows:

          (a) Sellers shall pay the cost of obtaining the Title Commitment (including any chain of title searches but not any title premiums) and, subject to the terms of this Agreement, the cost of recording any documents required to release, cure or remove Defects;

          (b) Sellers shall pay the cost of furnishing the existing Surveys, however, Purchaser shall bear the cost to update such Surveys or to modify such Surveys;

          (c) Purchaser shall pay the cost of recording any other documents;

          (d) Sellers shall be solely responsible for the payment of any real property transfer taxes, gains taxes levied or imposed upon Sellers or the Property (but not increases in real estate tax assessments if any resulting from this transaction), as a result of the transfers to Purchaser, sales taxes levied or imposed upon Sellers or the Property as a result of the transfers to Purchaser, documentary stamps and other taxes, fees or charges imposed in connection with the conveyance of the Property or any portion thereof. Purchaser shall pay any documentary and intangible taxes payable in connection with Purchaser’s assumption of the Assumed Debt, if any;

          (e) Seller shall pay all filing fees and charges and any personal property sales taxes in connection with the transfer of the Personalty to Purchaser; and

          (f) Purchaser shall pay any premiums charged in connection with obtaining the Title Policy, including any endorsement premiums, and any premium associated with obtaining any title endorsements required as a condition to Purchaser’s assumption of the Assumed Debt.

     5.2 Escrow Costs. The cost of the escrow created pursuant to the Earnest Money Escrow and the cost of any escrow created in connection with Closing including, without limitation, any “New York Style” (i.e., a closing in which Purchaser shall receive the Title Policy concurrent with its payment of the Purchase Price) escrow fees, shall be divided equally between Seller and Purchaser.

     5.3 Other Costs. Sellers shall pay any and all costs or expenses in connection with the termination of any Contracts to be terminated in accordance with the terms of this Agreement and release of any mortgage indebtedness other than the Assumed Debt. Except as otherwise set forth hereunder, Purchaser and Sellers shall each pay their respective legal fees incurred in connection with the drafting and negotiation of this Agreement and the Closing of the Transactions.

     5.4 Assumed Debt. Purchaser shall pay any and all reasonable costs associated with its assumption of the Assumed Debt, including, without limitation, any assumption fees and any legal fees incurred by the lenders of such Assumed Debt.

ARTICLE VI
Closing

     6.1 Closing. The closing of the Transactions (the “Closing”) shall take place at the Miami, Florida office of the Title Company (or such other location mutually acceptable to the Parties) commencing at 10:00 a.m., Eastern time, on the date which is fifteen (15) days after the end of the Inspection Period (the "Closing Date”). At Closing, the Purchase Price, adjusted as provided for herein, shall be paid to Seller simultaneously with the exchange of the Seller and Purchaser Closing Documents.

     6.2 Seller Closing Documents. On or prior to the Closing Date, each Seller shall deliver, or cause to be delivered, to Purchaser the following documents (collectively, the “Seller Closing Documents”), duly executed by the applicable Seller (or Sellers) and the other parties thereto (other than Purchaser) and in form and substance reasonably acceptable to Purchaser:

          (a) Special warranty deed or deeds in proper statutory form for recording, so as to convey the entire fee simple estate of Seller in the Land and Improvements and all other items of Real Property to Purchaser.

          (b) Assignment or assignments of all of Seller’s right, title and interest under the Leases, all of which, to the extent the same relate to Leases or memoranda thereof which have been recorded in appropriate land records, shall be in form suitable for recording.

          (c) An assignment, in form suitable for recording, of all of Seller’s right, title and interest in the Operating Agreement with respect to the Property which is appurtenant to and running with Seller’s ownership of the Land and Improvements.

          (d) Assignment of all of Seller’s right, title and interest in and to the Assumed Contracts, Permits, Utility Deposits and other property owned by Seller in connection with the Property.

          (e) Bills of Sale sufficient to transfer to Purchaser all of Seller’s right, title and interest in and to the Personalty.

          (f) An affidavit of each Seller stating its U.S. taxpayer identification number and that it is a “United States person”, as defined by Sections 1445(f)(3) and 7701(b) of the Code.

          (g) The Tenant Estoppels.

          (h) An estoppel certificate or other statement in form and substance satisfactory to Purchaser and the Title Company from the association created pursuant to the Operating Agreement regarding Seller’s compliance with respect to each of the Parcels owned by Seller with the terms of the Operating Agreement, including, without limitation, that all assessments have been paid in full through the calendar month in which Closing shall occur.

          (i) An updated Rent Roll in accordance with Section 8.1(e).

          (j) Such certificates as Purchaser may reasonably request as to the authorization on the part of Seller of the execution, delivery and performance of this Agreement and the authority of the Persons executing and delivering this Agreement and the Seller Closing Documents on behalf of Seller.

          (k) A written certificate executed on behalf of Seller and addressed to Purchaser to the effect that all of the representations and warranties of Seller herein contained in Section 8.1 are true and correct in all material respects as of the Closing Date (as supplemented in accordance with Section 10.2) with the same force and effect as though remade and repeated in full on and as of the Closing Date or stating the specific respects, if any, in which any of the representations and warranties is untrue.

          (l) Written notices (i) to the association established under the Operating Agreement advising it of the change of ownership; (ii) to the Tenants advising them of the change of ownership and directing them to pay Rent and other charges under their respective Leases as directed by Purchaser; and (iii) to each Party to each of the Assumed Contracts advising of the transfer and assignment of Seller’s interest in the Assumed Contracts to Purchaser and directing that future inquiries be made directly to Purchaser.

          (m) Such documents and instruments as shall be reasonably required to substitute Purchaser for Seller as the plaintiff in legal actions contemplated by Section 7.8(a).

          (n) Certificates issued by the Florida Secretary of State, dated not more than fifteen (15) days prior to the Closing Date, certifying the good standing of Seller through the Closing Date.

          (o) Copies of the Certificates of Limited Partnership of Sellers and any amendments thereto, certified by the Secretary of State of Florida as of a date not more than fifteen (15) days prior to the Closing Date, together with a certificate of the general partner(s) of Seller, to the effect that the Certificate of Limited Partnership of Seller, as certified by the Secretary of State aforesaid has not been further amended, revised, restated, cancelled or rescinded up to and including the Closing Date and that the attached copy of the partnership agreement of Seller and amendments thereto is true, accurate and complete.

          (p) Original, or copies certified by Seller as true and correct, Leases with respect to Parcels owned by Seller and all Books and Records.

          (q) Keys and combinations to locked compartments within the portions of the Property owned by Seller.

          (r) An update of Schedule 8.1(f) showing amounts payable as of the Closing Date.

          (s) The schedules referred to in Sections 7.4(b) and 7.7.

          (t) The Third Party Consents.

          (u) Any and all documents required by any lender in connection with Purchaser’s assumption of the Assumed Debt in accordance with Section 9.2(g) hereof.

          (v) Intentionally omitted.

          (w) Written evidence of Seller’s termination of all management agreements presently in effect with respect to the Property and any Contracts which are not assigned to Purchaser hereunder.

          (x) The instruments, documents or certificates as are reasonably and customarily required by the Title Company to be executed or provided by Seller as a condition to the issuance of the Title Policy at the Closing pursuant to the Title Commitment, including, without limitation, owner’s affidavits, mechanics’ lien affidavits and gap undertakings.

          (y) Any instruments, documents or certificates required to be executed by Seller with respect to any state, county or local transfer, documentary, intangibles or stamp taxes applicable to the conveyance of the Property pursuant to this Agreement.

          (z) Such other documents, instruments or agreements which Seller is required to deliver to Purchaser pursuant to the other provisions of this Agreement or which Purchaser reasonably may deem necessary or desirable in order to consummate the Transactions or to better vest in Purchaser title to the Property; provided, however, that any such other document, instrument or agreement which Purchaser reasonably deems necessary or desirable shall not impose upon Seller any obligation or liability other than an obligation or liability expressly imposed upon Seller pursuant to the terms of this Agreement or pursuant to the terms of the other Seller Closing Documents specified in this Section 6.2.

     6.3 Purchaser Closing Documents. On or prior to the Closing Date, Purchaser shall deliver to Sellers the following documents (herein referred to collectively as the “Purchaser Closing Documents”), duly executed by an authorized officer on behalf of Purchaser and the other parties thereto (other than Seller) and in form and substance reasonably acceptable to Sellers:

          (a) Counterpart copies of the instruments delivered by Seller and described in Sections 6.2(b) through (d) above, which shall include Purchaser’s assumption of the matters set forth in such instruments in accordance with the terms of this Agreement.

          (b) Such certificates as Seller may reasonably request as to the authorization of Purchaser of the execution, delivery and performance of this Agreement and the authority of the Persons executing and delivering this Agreement and the Purchaser Closing Documents in their capacities as officers of Purchaser.

          (c) A certificate issued by the Secretary of State of Delaware dated not earlier than fifteen (15) days prior to the Closing Date certifying the good standing of Purchaser as of the date of such certificate.

          (d) A written certificate addressed to Seller to the effect that all of the representations and warranties of Purchaser contained in Section 8.2 are true and correct in all material respects on and as of the Closing Date (as supplemented in accordance with Section 10.2) with the same force and effect as though remade and repeated in full on and as of the Closing Date or stating the specific respects, if any, in which any of the representations and warranties is untrue.

          (e) Any instruments, documents or certificates required to be executed by Purchaser with respect to any state, county or local transfer, documentary, intangibles or stamp taxes applicable to the conveyance of the Property pursuant to this Agreement.

          (f) The instruments, documents or certificates as are customarily required by the Title Company to be executed or provided by Purchaser as a condition to the issuance of each Title Policy at the Closing pursuant to the Title Commitment.

          (g) Any and all documents required by any lender in connection with Purchaser’s assumption of the Assumed Debt in accordance with Section 9.2(g) hereof.

          (h) Such other documents, instruments or agreements which Purchaser may be required to deliver to Sellers pursuant to the other provisions of this Agreement or which Sellers reasonably may deem necessary or desirable to consummate the Transactions; provided, however, that any such other document, instrument or agreement which Sellers reasonably deem necessary or desirable shall not impose upon Purchaser any obligation or liability other than an obligation or liability expressly imposed upon Purchaser pursuant to the terms of this Agreement or pursuant to the terms of the other Purchaser Closing Documents specified in this Section 6.3.

     6.4 Closing Statement. Seller and Purchaser shall jointly execute and deliver a Closing Statement with respect to the Transactions.

     6.5 Failure of Closing Conditions on Individual Parcels. Notwithstanding any provision to the contrary set forth elsewhere in this Agreement, if after the use of best efforts to do so any Seller is unable to satisfy a condition to Closing relating to one or more individual Parcels, including, without limitation, delivery of any Tenant Estoppels, the consent of any lender in connection with the Assumed Debt, Third Party Consents or fee title free and clear of Defects, then Purchaser shall have the option, as Purchaser’s sole and exclusive right and remedy either (i) to terminate this Agreement by giving written notice of such termination to Sellers on or before the Closing, (ii) to complete Closing without regard to such matter and waive the requirement relating to such matter, or (iii) to complete the Closing of all portions of the Property other than the Parcel so affected, in which event the Purchase Price shall be reduced by the Allocated Purchase Price with respect to such Parcel; provided, however, in no event shall Purchaser have the right to exercise its right pursuant to clause (iii) unless Purchaser will complete the Closing of at least eight (8) Parcels. If Purchaser shall terminate this Agreement pursuant to the provisions of this Section, this Agreement shall be null and void and no party shall have any further rights or obligations under this Agreement (other than any right or obligation that expressly survives the termination of this Agreement), and the Earnest Money and all interest accrued thereon shall immediately be returned to Purchaser.

ARTICLE VII
Prorations and Adjustments

     7.1 Prorations. Subject to the other provisions of this Article, the items pertaining to the Property that are identified in this Article shall be prorated between the parties on a per diem basis (employing the actual number of calendar days in the period involved and a 365-day year) so that credits and charges with respect to such items for all days preceding the Closing Date shall be allocated to Sellers, and credits and charges with respect to such items for all days including and after the Closing Date shall be allocated to Purchaser. Each payment received shall be attributed to the most recent period for which such a payment is due. The parties shall make final adjusting payments as provided in Section 7.9 hereof. All prorations not specifically agreed to herein shall be made in accordance with customary practice in the county in which the Property is located. This Article VII shall survive the Closing.

     7.2 Items to be Prorated. The following items shall be prorated between Purchaser and Sellers as of 11:59 pm on the day immediately preceding the Closing Date:

          (a) real property taxes and assessments (or installments thereof) based on the most recent tax bills except those required to be paid directly to the entity imposing the same by those Tenants who are current in all of their Lease payment obligations on the Closing Date;

          (b) water rents and charges, if any, except those required to be paid directly to the entity imposing the same by Tenants (who are current in all of their Lease payment obligations on the Closing Date);

          (c) sewer taxes and rents, if any, except those required to be paid directly to the entity imposing the same by Tenants (who are current in all of their Lease payment obligations on the Closing Date);

          (d) actually accrued interest, if any, required to be paid to a Party on Security Deposits;

          (e) amounts, if any, payable by Sellers or owed to Seller under the Operating Agreement;

          (f) annual permit, license and inspection fees, if any, on the basis of the fiscal year for which levied, if the rights with respect thereto continue for the benefit of Purchaser following the Closing;

          (g) fuel oil and liquid propane gas, if any, at the cost per gallon or cubic foot most recently charged to Sellers with respect to the Property, based on the supplier’s measurements thereof, plus sales taxes thereon;

          (h) deposits on account with any municipality having jurisdiction over the Property (other than deposits which are in the nature of security for the performance of work);

          (i) Purchaser shall receive a credit for any interest payable on the Assumed Debt which accrued prior to the Closing Date;

          (j) Rents (other than Fixed and Other Tenant Charge Arrearages);

          (k) amounts paid or payable by Sellers under the Contracts to be assumed by Purchaser;

          (l) The current balance of any reserves deposited by Sellers in connection with the Assumed Debt; and

          (m) all other items customarily apportioned in connection with the sale of similar properties similarly located.

     Seller shall cooperate with Purchaser in the transfer of electricity, gas, water and other utility services from Sellers’ name to the name of Purchaser as of the Closing Date. The parties shall endeavor to cause all such utility providers to provide final meter readings as close to the Closing Date as possible.

     7.3 Installment Payment of Assessments. In furtherance of Section 7.2, if any real property assessment affects the Property at the Closing and such real property assessment is payable in installments (whether at the election of any Seller or otherwise), the installment relating to, or payable over, the Applicable Closing Fiscal Period shall be apportioned between Sellers and Purchaser as of 11:59 p.m. on the day immediately preceding the Closing Date, and the remaining installments shall be the obligation of Purchaser.

     7.4 Adjustable Tenant Charges.

          (a) Notwithstanding anything to the contrary contained herein, no adjustments or apportionments shall be made with respect to the expense items listed in Section 7.2 hereof (other than real estate taxes and assessments, as to which adjustment shall be made as set forth in Section 7.2) for the Applicable Closing Fiscal Period or any prior fiscal period to the extent such expense items are payable or reimbursable from funds collected as Adjustable Tenant Charges. Sellers shall be responsible for the payment of all such expenses incurred by them, and Purchaser shall be responsible for the payment of all such expenses incurred by it (including without limitation real estate taxes and assessments for which Purchaser has received credit under Section 7.2).

          (b) At the Closing, Sellers shall assign to Purchaser any amounts required to be paid as Adjustable Tenant Charges by Tenants which were due and payable on or before, but remain unpaid on, the Closing Date, and there shall be no adjustment hereunder with respect thereto. At the Closing, Seller shall deliver to Purchaser a true and correct schedule setting forth in reasonable detail and certifying the amount of Adjustable Tenant Charges collected and expenditures for such items of expense (and any credits for real estate taxes) made by Sellers for the portion of the Applicable Closing Fiscal Period which precedes the Closing Date and for any prior fiscal period.

          (c) Any amounts collected by Purchaser after the Closing Date which relate to Adjustable Tenant Charges payable with respect to any fiscal period ending prior to the Applicable Closing Fiscal Period shall be remitted to Sellers. Within ninety (90) days following the end of the Applicable Closing Fiscal Period and from time to time thereafter as amounts are received by Purchaser from Tenants, the aggregate amount of Adjustable Tenant Charges, if any, collected and retained by Purchaser and Seller with respect to the Applicable Closing Fiscal Period shall be apportioned and adjusted such that the total amount of such Adjustable Tenant Charges received by Purchaser, on the one hand, and Sellers, on the other hand, shall be in the same proportion as the amount of the expense items to which such Adjustable Tenant Charges relate which each has borne (including without limitation real estate taxes or assessments for which either party has received credit under Section 7.2), and, to the extent that either shall have received a greater share of the payments with respect to Adjustable Tenant Charges, such party or parties shall promptly settle such excess with the other.

     7.5 Fixed and Other Tenant Charge Arrearages. Subject to the provisions of Section 7.6(c), Fixed and Other Tenant Charge Arrearages (which, for purposes of this Section 7.5, shall include, without limitation, any real estate taxes or special assessments or other amounts otherwise required to be paid by a Tenant directly to the taxing authority but actually paid by Seller to the taxing authority with respect to the amount of the taxes or special assessments actually paid), if and when collected, shall be paid to Purchaser as to Fixed and Other Tenant Charge Arrearages which relate to periods from and after the Closing Date, and to Seller with respect to all other Fixed and Other Tenant Charge Arrearages.

     7.6 Application of Rent Receipts. Notwithstanding anything to the contrary contained herein, in determining the adjustments and apportionments pursuant to Sections 7.4 and 7.5, the following shall apply:

          (a) Payments of Rents (other than Rents collected pursuant to Section 7.8(b)) shall be deemed to have been made by a Tenant first in payment of Fixed and Other Tenant Charges (other than charges for Tenant Services), second to the payment of charges for Tenant Services (and designated as such in the Lease), third to the payment of Adjustable Tenant Charges, and last to the payment of all other items of Rent payable by such Party.

          (b) Any amounts collected by Purchaser as Adjustable Tenant Charges, within each category, shall be deemed to have been paid by the Tenant, first, on account of amounts then due Purchaser for periods after the Applicable Closing Fiscal Period, next, on account of amounts then due for the Applicable Closing Fiscal Period and, next, on account of amounts then due for all fiscal years prior to the Applicable Closing Fiscal Period.

          (c) If Purchaser shall receive any Fixed and Other Tenant Charges after the Closing Date from a Tenant who is delinquent as of the Closing Date in the payment of Fixed and Other Tenant Charges payable under its Lease, such Fixed and Other Tenant Charges shall be deemed to have been paid by the Tenant, first, on account of amounts owing to Purchaser, next, on account of Fixed and Other Tenant Charge Arrearages due to Sellers (after reduction for amounts collected pursuant to Section 7.8(b)), and the balance remaining thereafter shall be retained by Purchaser.

          (d) Notwithstanding anything to the contrary contained in this Section 7.6, a payment of Rent shall be applied to the payment of the item or items of Rent designated by the party making such payment or to which such payment otherwise clearly relates in the good faith judgment of Purchaser.

     7.7 Security and Utility Deposits. At the Closing, Sellers shall furnish Purchaser with a schedule setting forth and certifying, as of the Closing Date, the unapplied and unreturned portion of any security deposits which have been deposited with Sellers or their agents by any existing Tenants (the “Security Deposits”) and the amount of any deposits on account with any utility company servicing the Property that will continue for the benefit of Purchaser following Closing (“Utility Deposits”) and the amount of any deposits on account with any Party to an Assumed Contract (“Contract Deposits"). Purchaser shall receive a credit against the Purchase Price payable at Closing in the amount of the Security Deposits, together with all interest, if any, accrued thereon and required to be paid to Tenants. Purchaser shall reimburse Seller at Closing for the amount of the Utility Deposits and Contract Deposits. Notwithstanding the foregoing, the Parties agree that in the event any Party holding any such Utility Deposit or Contract Deposit refunds such deposits directly to Seller, such deposit shall remain the property of Seller and Purchaser agrees to make any replacement Utility Deposits or Contract Deposits as may be required in connection with establishing the utility or other service provided by such Parties.

     7.8 Collection of Rents.

          (a) Sellers shall have the right to seek collection of any Fixed and Other Tenant Charge Arrearages owed to it and not collected by or on behalf of it within six (6) months following the Closing Date; provided, however, that in seeking to collect any such Fixed and Other Tenant Charge Arrearages, Sellers shall not be entitled to terminate any Lease or otherwise seek any remedy which could materially affect or impact the Property or the ownership or operation thereof other than a money judgment against the delinquent Tenant. Purchaser shall not be required to join in any such actions or proceedings commenced by Sellers unless the provisions of any law, rule or regulation at the time in effect shall require that such actions or proceedings be brought by and/or in the name of Purchaser, in which event Purchaser shall join and cooperate in such actions or proceedings or permit the same to be brought by Sellers in Purchaser’s name but Sellers shall pay all costs and expenses relating thereto, including without limitation Purchaser’s reasonable legal fees in reviewing pleadings and other materials filed in connection with such litigation.

          (b) Notwithstanding anything to the contrary contained herein, Purchaser shall have the right at any time on or after the Closing, and whether or not its joinder shall be required as a matter of law, to join in, or to be substituted for any Seller in, any proceedings for the eviction of Tenants and/or the collection of Rent which may have been instituted by any Seller either prior to or after the Closing, if the Tenant in question is still in possession of the premises covered by its Lease and if, in connection therewith, Purchaser intends to seek eviction of such Tenant, cancellation of the Lease or repossession of the premises. If Purchaser joins in, or is substituted for such Seller as plaintiff in any such litigation, Purchaser shall, thereafter, assume sole liability for all costs and expenses of such litigation, including legal fees and expenses, as may thereafter be incurred (except as provided below) and shall thereafter control all aspects of such proceedings, except that Purchaser shall not be entitled to waive, reduce or otherwise compromise any claims for Rent relating to any period prior to Closing. Such Seller in any event may, at its option, continue to participate in such litigation. In any event, such Seller shall reimburse Purchaser for a pro rata portion of its costs and expenses of such collection in proportion to, but in no event in an amount greater than, the amount, if any, actually received by such Seller after Closing as a result of such proceedings.

     7.9 Settlement of Adjustments.

          (a) Sellers and Purchaser acknowledge that it may be difficult to calculate, as of the day immediately preceding the Closing Date, certain of the adjustments, apportionments and payments to be made pursuant to this Article VII. Accordingly, Sellers and Purchaser hereby agree that any adjustments, apportionments and payments otherwise required to be made as of the Closing Date may to the extent necessary or desirable be estimated by Purchaser and Sellers based on the most recent available data, and, as soon as practicable and if necessary from time to time after the Closing Date, additional adjustments, apportionments and payments shall be made to adjust for any differences between the actual apportionment or adjustment and the amount thereof estimated as of the Closing Date. Any errors or omissions in computing apportionments at the Closing shall be corrected promptly after their discovery.

          (b) Except for amounts expressly required to be settled by assignment of accounts or deposits pursuant to the above provisions, net prorations and adjustments made pursuant to this Article VII as of the Closing Date and determined as provided in subsection (a) above shall be settled in cash. From time to time after the Closing as further adjustments are made as herein provided, settlement thereon between Sellers and Purchaser shall be made in cash.

          (c) Notwithstanding anything to the contrary contained herein, a final determination of the amounts owing under this Article VII shall be made as of the date that is twelve (12) months (or in the case of real estate taxes, thirty (30) days after the final results of all tax appeals have been determined) after the Closing Date, and the amounts determined as of such date to be owing settled in cash no later than ten (10) days thereafter. No further adjustments or payments shall be required to be made under this Article VII thereafter (except with respect to legal proceedings for or bankruptcy claims in respect of the collection of Rent which are pending on such date or legal proceedings or bankruptcy claims brought by Seller under Section 7.8(b)).

     7.10 Tenant Inducements, Allowances and Pre-Closing Commissions. On or before the Closing Date, Seller shall pay, or shall provide a credit on the closing statement to Purchaser equal to, the amount of any and all (i) tenant inducements, allowances, construction costs and rent abatements incurred with respect to any lease executed prior to the Closing Date unless such lease has been approved by Purchaser in writing and in connection with such approval Purchaser has expressly agreed to assume Seller’s obligation for any such cost or amounts, but any such credit shall not cover inducements, allowances, construction costs and rent abatements which are used up during periods occurring prior to closing and (ii) brokerage commissions which first accrued prior to the Closing Date but which are payable in installments due after the Closing Date (in which event the balance of such credit, to the extent credited to Purchaser, will be paid by Purchaser); provided, however, Seller shall have no obligation to provide any credit with respect to any obligations which first accrue after the Closing Date.

     7.11 Tax Appeals. The parties acknowledge that Seller have commenced certain real estate tax appeals with respect to the Property with respect to both calendar years 2002 and 2003 as identified on Schedule 8.1(q). The parties agree that any and all refunds received by Seller in connection with calendar year 2002 shall be the property of Seller, subject to Seller’s obligation, as landlord under the Leases to reimburse Tenants with respect to all or portions of such refunds as may be appropriate net of out-of-pocket expenses. The Parties further agree that any and all refunds (net of any out of pocket expenses) received by either Seller or Purchaser with respect to calendar year 2003 shall be prorated between Seller and Purchaser, subject to the obligations of Seller and Purchaser, each in their capacity as landlord under the Leases, to reimburse Tenants with respect to all or portions of such refunds as may be appropriate, net of out-of-pocket expenses.

ARTICLE VIII
Representations and Warranties

     8.1 Seller’s Representations and Warranties. Each Seller represents and warrants to Purchaser as follows:

          (a) Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Florida with full power and authority to execute, deliver and perform this Agreement.

          (b) The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been, and the Seller Closing Documents to be executed by Seller will be, duly executed and delivered by Seller. This Agreement constitutes, and when so executed and delivered such Seller Closing Documents will constitute, the legal, valid and binding obligations of Seller, enforceable against such Seller in accordance with their respective terms.

          (c) None of the execution, delivery or performance of this Agreement by such Seller does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default, result in a loss of rights, acceleration of payments due or creation of any Lien upon the Property or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) the organizational documents of Seller or its general partner or, (ii) except with respect to the terms of the mortgage indebtedness of such Seller (which mortgage indebtedness will be re-paid in full at Closing except for the Assumed Debt which shall be assumed by Purchaser in accordance with the terms of this Agreement), any agreement, instrument or other document to which such Seller or its general partner is a party or by which it is bound or (iii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to such Seller or its general partner.

          (d) INTENTIONALLY OMITTED.

          (e) Schedule 8.1(e) is a rent roll of the Property of such Seller (the “Rent Roll”) as of October 1, 2003 showing the identification of each rentable space in the Parcels owned by such Seller, whether leased or not, and for each such space, the name of the Tenant, the expiration date of the current term of the Lease, the minimum or fixed monthly rent payable, space location number, commencement date, square footage and the unapplied amount of any security deposit held. Such Seller shall deliver an updated Rent Roll to Purchaser on November 1, 2003 and on the day which is five (5) days prior to the Closing Date. All information therein is accurate as of its date. Except as set forth to the contrary on Schedule 8.1(e), no Tenant has paid any rent in advance except for the current month.

          (f) Schedule 8.1(f) is a schedule of Fixed and Other Tenant Charge Arrearages, together with any other delinquencies in Rent, showing amounts payable as of the Execution Date by each Party, which schedule sets forth separately and certifies the items of Rents with respect to which each such Tenant is in arrears, the amount of each item and the period of such arrearage.

          (g) Schedule 8.1(g) contains a complete and correct list of all existing Leases and modifications thereof and supplements thereto (including, without limitation, side letters) regardless of whether the terms thereof have commenced, setting forth with respect to each (i) the date thereof and of each modification thereof and supplement thereto and (ii) the names of the Parties thereto (including the name of the current assignee). A true and complete copy of each Lease, together with each written modification thereof and supplement thereto, has heretofore been furnished to Purchaser for inspection. Each such Lease constitutes the entire agreement between Seller and each Party thereto, and there are no oral promises or agreements amending, modifying or supplementing the same.

          (A) There are no leases, licenses, occupancy agreements or other rights of occupancy or use with respect to any portion of the Property owned by Seller other than the Leases. Each of the Leases is valid and subsisting and in full force and effect, and no Rents or other payments or deposits are held by Seller or Seller’s agent, except the security deposits described on the Rent Roll, Rents prepaid for the current month, and any Adjustable Tenant Charges which were collected by Seller, as landlord, prior to Closing which may be adjusted with the Tenants under such Tenants’ Leases. As of the Closing Date, no Rents due under, or any other interest in, any of such Leases will be assigned to any party other than Purchaser, or otherwise pledged or encumbered in any way other than in connection with the Assumed Debt.

          (B) No Tenant has made any written claim to Seller or to Seller’s knowledge has any other claim (i) that Seller has defaulted in performing any of its obligations under any of the Leases which has not heretofore been cured, (ii) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default, (iii) that, except for reimbursement of any Adjustable Tenant Charges, such Tenant is entitled to any reduction in, refund of, or counterclaim or offset against, or is otherwise disputing any Rents or other charges paid, payable or to become payable by such Tenant, or (iv) that such Tenant is entitled to cancel its Lease or to be relieved of any obligations thereunder.

          (C) No material default exists under any of the Leases on the part of either Seller, as landlord, or the Tenant thereto.

          (D) There are no rent abatements or other tenant concessions or inducements, including, without limitation, lease assumptions or buy-outs, applicable to any of the Leases or any rights to extend or renew any of such Leases, except as expressly set forth in the Leases. There are no options or rights to renew in favor of any Tenant, to extend or terminate the Leases, except as expressly set forth in the Leases. No Tenant has any rights, options or rights of first refusal of any kind which are currently in effect, to purchase or to otherwise acquire the Property or any part thereof or interest therein, except for the Lease in favor of Harper Group, Inc. as to which written notice was served to such Tenant prior to the Execution Date. All of the improvements to be constructed by the landlord under each of the Leases, or as required under any collateral agreement, plans or specifications related to the Leases, have been fully completed and paid for.

          (h) Except as set forth on Schedule 8.1(h), to Seller’s knowledge, there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property other than as disclosed in the Leases and any brokerage agreements disclosed in Schedule 8.1(h). Except with respect to any commissions payable with respect to Lease renewals arising from agreements described in Schedule 8.1(h), there are no brokerage commissions which are payable after Closing with respect to Leases executed prior to Closing.

          (i) The Operating Agreement constitutes the only master agreement or operating agreement encumbering the Property. A true and complete copy of the Operating Agreement has heretofore been furnished to Purchaser, together with each written modification thereof and supplement thereto (including, without limitation, side letters).

          (A) No Party under the Operating Agreement, including the association formed in connection therewith, has made any written claim or has any other claim, whether or not in writing (A) that Seller has defaulted in performing any of its obligations under the Operating Agreement which has not heretofore been cured, and (B) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default.

          (B) All assessments payable under the Operating Agreement are paid in full through the Closing Date.

          (C) No party to the Operating Agreement has any rights, options or rights of first refusal of any kind which are currently in effect, to purchase or to otherwise acquire the Property or any part thereof or interest therein. All of the improvements to be constructed by the developer or owner under the Operating Agreement, or as required under any collateral agreement, plans or specifications related to the Operating Agreement, have been fully completed and paid for.

          (j) Schedule 8.1(j) contains a true and complete list of all Contracts, including all modifications, amendments and supplements thereto (including, without limitation, side letters). To each Seller’s knowledge, there have been no material defaults by any Party to a Contract which have not heretofore been cured. There has been no material default (without giving effect to any notice and cure rights) by Seller under any Contract or any claim received by Seller of any such default by any party thereto, which has not heretofore been cured. A true and complete copy of each Contract, together with any amendments or supplements thereto, has been delivered to Purchaser. Such documents constitute the entire agreement between Seller and each Party to the Contracts and Seller has not entered into any oral promises or agreements amending or modifying the same.

          (k) Schedule 8.1(k) contains a list of all Permits currently maintained with respect to the Property. Seller has not received any notice of violation from any federal, state or municipal entity that has not been cured or otherwise resolved to the satisfaction of such governmental entity. To Seller’s knowledge, the permits and licenses listed on Schedule 8.1(k) are all of the licenses and permits which are required for the present use of the Property.

          (l) Except as disclosed in any Environmental Report listed on Schedule 8.1(l) (copies of which were previously delivered by Sellers to Purchaser),and any environmental reports obtained by Purchaser (copies of which, if any, will be delivered to Seller prior to Closing) neither Seller nor, to Seller’s knowledge, any other Person has caused or permitted any Hazardous Material to be maintained, disposed of, stored, released or generated on, under or at the Property or any part thereof or any real property adjacent thereto except for the storage and use of substances in quantities or concentrations in compliance with applicable laws, including, without limitation, Environmental Laws. To Seller’s knowledge, Seller is in compliance with, and has heretofore complied with, all Environmental Laws with respect to the Property and, to Seller’s knowledge, all other occupants of the Property are and have been in compliance with the Environmental Laws. Seller has not received any notice from any governmental unit or other person that it or the Property is not in compliance with any Environmental Law and there are no administrative, regulatory or judicial proceedings pending or, to the knowledge of Seller, threatened with respect to the Property pursuant to, or alleging any violation of, or liability under any Environmental Law. Except as set forth on Schedule 8.1(l), Seller has not installed any underground or above ground storage tanks on, under or about the Property and, to Seller’s knowledge, no such tanks are located on, under or about the Property. To Seller’s knowledge, there is no facility located on or at the Property that is subject to the reporting requirements of Section 312 of the Federal Emergency Planning and Community Right to Know Act of 1986 and the federal regulations promulgated thereunder (42 U.S.C. §11022).

          (m) Schedule 2.2(b) is a summary of all Assumed Debt which identifies the lender, initial principal balance, current outstanding balance, interest rates, maturity dates and contains a complete and correct list of all existing loan documents evidencing and securing such Assumed Debt to which Seller is a party and modifications thereof and supplements thereto. A true and complete copy of each such document (collectively, the “Assumed Loan Documents”), together with each written modification thereof and supplement thereto, has heretofore been furnished to Purchaser for inspection. The Assumed Loan Documents constitute all of the documents evidencing and securing the Assumed Debt, and there are no oral promises or agreements amending, modifying or supplementing the same. All payments required under the Assumed Loan Documents have been paid in full and there exists no default on the part of Seller thereunder. No lender under the Assumed Loan Documents has made any written claim or has any other claim, whether or not in writing (A) that Seller has defaulted in performing any of its obligations under any of the Assumed Loan Documents which has not heretofore been cured, and (B) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default.

          (n) There is no litigation, including any arbitration, investigation or other proceeding by or before any court, arbitrator or governmental or regulatory official, body or authority which is pending or, to Seller’s knowledge, threatened against Seller relating to the Property or the Transactions, there are no unsatisfied arbitration awards or judicial orders against Seller and, to Seller’s knowledge, there is no basis for any such arbitration, investigation or other proceeding.

          (o) No condemnation proceeding or other proceeding or action in the nature of eminent domain is pending with respect to all or any part of the Property, and, to Seller’s knowledge, no condemnation proceeding or other proceeding or action in the nature of eminent domain is pending with respect to any property owned by a Party to the Operating Agreement which is the subject of such Operating Agreement and no Taking is threatened with respect to all or any part of the Property, or any property owned by a Party to the Operating Agreement which is the subject of such Operating Agreement.

          (p) Each Parcel is an independent unit which does not now rely on any facilities located on any property not included in the Property to fulfill any municipal or governmental requirement or for the furnishing to the Property of any essential building systems or utilities, including but not limited to, water, electrical, plumbing, mechanical and heating, ventilating and air conditioning systems, drainage facilities, catch basins and retention ponds, sewage treatment facilities and the like, unless recorded easements or other rights are in effect for the benefit of the Property for the continued use and benefit thereof, including, without limitation those arising under the Operating Agreement and other Permitted Exceptions. Except as may be covered by the Permitted Exceptions (including, without limitation, the Operating Agreement), no building or other improvement not included in any part of the Property relies on any part of the Property to fulfill any governmental or municipal requirement or to provide facilities to such building or improvement for any essential building systems or utilities, including, without limitation, electrical, plumbing, mechanical, sewage treatment or heating, ventilating and air conditioning facilities or services.

          (q) Copies of current real estate tax bills with respect to the Property have been delivered to Purchaser. No portion of the Property comprises part of a tax parcel which includes property other than property comprising all or a portion of the Property. No application or proceeding is pending with respect to a reduction or an increase of such taxes, except as set forth on Schedule 8.1(q). Except as may be set forth in any current tax assessment notice delivered to Purchaser, Seller has no knowledge of any special tax or assessment to be levied against the Property or any change in the tax assessment of the Property.

          (r) Seller has not received notice that there is, and to Seller’s knowledge there does not now exist, any material violation of any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Property or any portion thereof. The parties acknowledge that no Minor Encroachment shall be deemed to be a material violation hereunder.

          (s) Seller has not received (i) any written notice from any governmental authority having jurisdiction over the Property or from any other Person of, and to Seller’s knowledge there does not exist, (A) any violation of any law, ordinance, order or regulation (including the ADA) affecting the Property, or any portion thereof, which has not heretofore been complied with or (B) any other obligation to any such governmental authority for the performance of any capital improvements or other work to be performed by Seller in or about the Property or donations of monies or land (other than general real property taxes) which has not been completely performed and paid for and which would adversely affect the Property; or (ii) any written notice from any insurance company, insurance rating organization or Board of Fire Underwriters requiring any alterations, improvements or changes at the Property, or any portion thereof, which has not heretofore been complied with.

          (t) Except for any Third Party Consents or any lender consent in connection with Purchaser’s assumption of the Assumed Debt, no approval, consent, waiver, filing, registration or qualification with any third party, including, but not limited to, any governmental bodies, agencies or instrumentalities is required to be made, obtained or given for the execution, delivery and performance of this Agreement or any of the Seller Closing Documents by Seller.

          (u) Schedule 8.1(u) contains a true and accurate list of all Seller’s policies of insurance with respect to the Property (copies of which Seller has previously delivered to Purchaser), which policies are and will be kept in full force to and including the Closing Date. All premiums for such insurance have been paid in full. To Seller’s knowledge, Seller has not performed, permitted or suffered any act or omission which would cause the insurance coverage provided in said policies to be reduced, cancelled, denied or disputed and Seller has not received (and has no knowledge of) any notice or request from any insurance company or Board of Fire Underwriters (or organization exercising functions similar thereto) canceling or threatening to cancel any of said policies or denying or disputing coverage thereunder.

          (v) To Seller’s knowledge, none of the Tenants now occupying any of the Property or having a current Lease affecting the Property is the subject of any bankruptcy, reorganization, insolvency or similar proceedings.

          (w) The Financial Statements are accurate and fairly present the financial condition and results of operations of Seller as of the dates thereof and for the periods referred to therein. The copy of the Operating Budget delivered by Seller is a true and correct copy of the budget and is the only budget prepared in connection with the Property. Such budget is Seller’s reasonable estimate of the projected revenues and expenses of the Property and may vary from actual results.

          (x) Seller has no employees at the Property. There are no collective bargaining or union agreements with respect to the employees at Property. Seller does not maintain or sponsor any employee benefit plan, including, without limitation, any plans subject to the Employer Retirement Income Security Act of 1974, as amended. There are no pending claims or, to Seller’s knowledge, any threatened claim against Seller by any employee or former employee whose employment related to the Property.

          (y) Seller has timely filed all tax returns with respect to Seller’s obligation to pay Rental Tax (as hereinafter defined).

          (z) All of the documents and Books and Records that have been delivered or made available to Purchaser by or on behalf of such Seller (including the Inspection Materials), are true, correct and complete copies and have not been modified or amended, except as specifically noted therein. All information set forth in the exhibits and schedules to this Agreement is true, correct and complete in all material respects. Seller does not have any actual knowledge of any significant adverse fact or condition relating to the Property, which has not been specifically disclosed in writing by Seller to Purchaser.

          (aa) Seller is not the subject of any bankruptcy, reorganization, insolvency or similar proceedings, nor has Seller received any written notice or threat regarding the filing of any involuntary petition for bankruptcy, reorganization, insolvency or similar proceedings against Seller.

          (bb) Any liability or obligation secured by a mortgage, or other liens against any Parcel other than the Assumed Debt, is payable at the Closing and Seller agrees to pay the same at or prior to the Closing.

     8.2 Purchaser Representations and Warranties. Purchaser represents and warrants to Seller as follows:

          (a) Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware with full right, power and authority to execute, deliver and perform this Agreement.

          (b) The execution, delivery and performance by Purchaser of this Agreement have been duly and validly authorized by all requisite action on the part of Purchaser. This Agreement has been, and the Purchaser Closing Documents will be, duly executed and delivered by Purchaser. This Agreement constitutes, and when so executed and delivered the Purchaser Closing Documents will constitute, the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their terms.

          (c) None of the execution, delivery or performance of this Agreement or the Purchaser Closing Documents by Purchaser does or will, with or without the giving of notice, lapse of time or both, violate, conflict with, constitute a default or result in a loss of rights under or require the approval or waiver of or filing with any Person (including without limitation any governmental body, agency or instrumentality) under (i) the organizational documents of Purchaser or its general partner, (ii) any material agreement, instrument or other document to which Purchaser is a party or by which Purchaser or its general partner is bound or (iii) any judgment, decree, order, statute, injunction, rule, regulation or the like of a governmental unit applicable to Purchaser or its general partner.

          (d) Purchaser is not the subject of any bankruptcy, reorganization, insolvency or similar proceedings, nor has Purchaser received any written notice or threat regarding the filing of any involuntary petition for bankruptcy, reorganization, insolvency or similar proceedings against Purchaser.

     8.3 Survival of Representations and Warranties. The representations and warranties of the parties set forth in Sections 8.1 and 8.2 shall survive Closing, except as follows:

          (a) Seller’s representations and warranties set forth in Sections 8.1(e), (f), (g), (i), (j), (k), (l), (m), (n), (o), (q), (r), (s), (t), (v), (x), (y), (z) and (aa) shall survive Closing for a period of twelve (12) months.

          (b) Seller’s representations and warranties set forth in Section 8.1(h), shall expire twelve (12) months after the date of each lease renewal, lease extension or other event which results in the landlord’s obligation under the Lease to pay any brokerage or other commission thereunder.

          (c) Seller’s representations and warranties set forth in Section 8.1(p), (u), (w) and (bb) shall not survive Closing.

          (d) Notwithstanding anything contained in Sections 8.3(a) and (b) above, Seller shall have no liability for Seller’s breach of any representation or warranty referenced herein in the event Purchaser fails to deliver written notice of such breach to Seller prior to the expiration date of such representation and warranty as referenced in such Sections 8.3(a) and (b).

          (e) In addition to any other limitation on the Seller’s representations and warranties in this Agreement, and notwithstanding anything to the contrary herein contained, Seller shall have no liability hereunder to the Purchaser with respect to any representation or warranty of the Seller hereunder to the extent, but only to the extent, that the representation or warranty of Seller has been confirmed or verified, without except or qualification, by any estoppel certificate or other instrument executed and delivered at or in connection with the closing by a third party as required or contemplated herein, i.e., a tenant or lender estoppel or other instrument by and/or between the Purchaser, a tenant and/or a lender.

          (f) Purchaser acknowledges that in the event (i) any Environmental Report delivered by Seller or environmental report obtained by Purchaser discloses any matter which requires environmental remediation, and (ii) Purchaser closes on the acquisition of the Parcel so affected, then Seller shall have no obligation either to perform the remediation disclosed in such reports or reimburse Purchaser for the cost of such remediation and if such remediation is actually required, it shall be a Purchaser obligation.

ARTICLE IX
Conditions to Closing

     9.1 Conditions to Seller’s Obligations. Seller’s obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived in writing by Seller in its sole discretion):

          (a) Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by Purchaser under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

          (b) Accuracy of Representations and Warranties. The representations and warranties made by Purchaser in this Agreement (without regard to the materiality qualifications contained therein and supplementation in accordance with Section 10.2) shall be true and complete in all material respects on and as of the Closing Date.

     9.2 Conditions to Purchaser’s Obligations. Purchaser’s obligation to close is subject to satisfaction of each of the following conditions (any of which may be waived by Purchaser in its sole discretion):

          (a) Compliance with Agreement. On the Closing Date, all of the covenants and agreements to be complied with or performed by Seller under this Agreement on or before the Closing shall have been complied with or performed in all material respects.

          (b) Accuracy of Representation and Warranties. The representations and warranties made by Seller in this Agreement (without regard to the materiality qualifications contained therein and supplementation in accordance with Section 10.2) shall be true and complete in all material respects on and as of the Closing Date.

          (c) Tenant Estoppels Obtained. The Tenant Estoppels shall have been obtained in accordance with Section 10.3.

          (d) Third Party Consents and Releases/Directions Obtained. The Third Party Consents and the Releases/Directions shall have been obtained.

          (e) Issuance of Title Policy. The Title Company shall have issued, or be irrevocably committed to issue, the Title Policy.

          (f) No Litigation. At Closing, there is no litigation, including any arbitration, investigation or other proceeding, pending by or before any court, arbitrator or governmental or regulatory official, body or authority nor any decree, order or injunction issued by any such court, arbitrator or governmental or regulatory official, body or authority and remaining in effect which does or is likely to prevent or hinder the timely consummation of the Closing or materially adversely affect the Property.

          (g) Assumed Debt. Purchaser shall have received, in form and substance satisfactory to Purchaser (i) an estoppel certificate from each lender with respect to all Assumed Debt, and (ii) a consent to the transfer of the Property and the assumption of the Assumed Debt executed by each such lender. The parties hereby acknowledge and agree that Sellers shall have no obligation to incur any cost in connection with any such lender’s consent to such assumption; provided, however, Sellers acknowledge that Sellers may be required after Closing to continue to be liable for matters which first arise prior to the Closing Date pursuant to the terms of any environmental indemnities or any carve-outs or exceptions to the non-recourse provisions set forth in the Assumed Loan Documents (the “Non-Recourse Carve-Outs”). Purchaser acknowledges that it may be a condition to Purchaser’s assumption of the Assumed Debt that Purchaser may be liable for any matters which first arise from and after the Closing Date pursuant to the terms of any environmental indemnities or the Non-Recourse Carve-Outs.

ARTICLE X
Additional Covenants

     10.1 Conduct of Business Pending Closing. From the date hereof until the Closing, Sellers shall (a) pay its debts with respect to the Property (or in good faith contest the same) and perform its obligations as they become due including, without limitation the Assumed Debt; (b) maintain the Property in the same manner and condition that exists on the date hereof, as such condition shall be altered by reason of Casualty, Taking and/or normal wear and tear; (c) without the express written consent of Purchaser, not (i) enter into any new or additional Lease, or extend, renew or modify, consent to any assignment of or sublease in respect of, or waive any right under any Lease, other than renewals or extensions resulting from the exercise by a Tenant of a currently existing renewal or extension option, (ii) cancel or terminate any Lease or take any action to enforce any Lease which would have the effect of canceling or terminating the same, (iii) enter into a reciprocal easement or similar agreement or amend or modify, consent to the assignment of or waive any material right under the Operating Agreement, (iv) make any alterations to the Property or enter into any new contracts or extend or renew or cancel any Contract relating to capital expenditures, (v) enter into any other new contracts or extend, renew or cancel, consent to the assignment of or waive any material right under any other Contract, (d) not sell, transfer, exchange, further encumber or grant interests (including easements) in the Property or any part thereof or engage in negotiations or discussions with, or otherwise solicit or assist, any third party relating to the acquisition by such third party of the Property or the equity interests in Seller or any part thereof, and (e) not otherwise take any action which could or would render inaccurate any of the representations or warranties made by Seller in this Agreement; and (f) otherwise operate the Property in the ordinary course consistent with current practice. Seller agrees that in the event of a breach of Item 10.1(d) hereof, Seller shall reimburse Purchaser for all actual third party out-of-pocket costs due diligence costs and expenses incurred by Purchaser in connection with its underwriting and investigation of the Property if Purchaser as a result does not purchase all or part of the Property.

     10.2 Supplemental Disclosure. From the date hereof through Closing, each of Seller and Purchaser shall have the continuing obligation to promptly supplement or amend the Schedules with respect to the representations and warranties made by it to reflect any matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be set forth herein or described thereon. Without limiting the foregoing, if any

Leases or Contracts, or amendments thereto, are hereafter entered into in accordance with the terms of this Agreement, Seller shall give Purchaser prompt written notice thereof and the appropriate exhibits or schedules hereto shall be updated and amended accordingly.

     10.3 Tenant Estoppel Certificates. Prior to the Closing Date, Seller shall furnish to Purchaser, an estoppel certificate (dated not more than fifteen (15) days prior to Closing) completed by each Tenant on the form attached hereto and incorporated herein as Exhibit C (the “Tenant Estoppels”), or such other form as may be expressly required under the terms of any Tenant’s Lease. Seller shall use its best efforts to obtain and deliver the Tenant Estoppels. Tenant Estoppels shall only be acceptable and delivered in satisfaction of this Section 10.3 if there has been no material deviation, in Purchaser’s sole judgment, from the applicable form required hereunder and the information set forth in each such Tenant Estoppel is consistent with the information provided to Purchaser in connection with Purchaser’s inspection of the Property. Sellers shall have no obligation to solicit any such Tenant Estoppels until after the expiration of the Inspection Period. Notwithstanding the foregoing, it shall be a condition to Closing that (i) Seller obtain Tenant Estoppels which satisfy the provisions of this Section 10.3 from Tenants which in the aggregate occupy at least ninety percent (90%) of the rentable area of all Improvements constituting the Property excluding rentable area in Building 4 leased to Eagle, and (ii) Seller deliver to Purchaser an estoppel certificate executed by Seller (the “Seller Estoppels”) with respect to each Lease for which an acceptable Tenant Estoppel is not received, which Seller Estoppels shall be in form and substance similar to the form of Tenant Estoppel attached hereto as Exhibit C. Seller shall continue to use reasonable efforts after Closing to deliver any missing Tenant Estoppel for which Seller delivered a Seller Estoppel hereunder. In the event Seller fails to deliver one or more Tenant Estoppels, Purchaser shall have the right to extend the Closing in accordance with this Section 10.3 in order to permit Seller to obtain and deliver such Tenant Estoppels, but in no event beyond December 15, 2003.

     10.4 Consents/Waivers.

          (a) Seller covenants and agrees that in the event (i) any Tenant has a right of first refusal, right of first offer or other consent rights with respect to the transfer of any portion of the Property or the assignment of such Tenant’s Lease to Purchaser in accordance with this Agreement, (ii) the holder of any mortgage encumbering any portion of the Property (other than holder of mortgages securing the Assumed Debt) has any right to approve the terms and conditions upon which Seller shall transfer any portion of the Property or with respect to the release of such mortgage and other liens encumbering the Property, (iii) constituent partners of any Seller have consent rights, approval rights, rights of first refusal, rights of first offer or any buy/sell rights with respect to any Seller’s sale of the Property to Purchaser as set forth in this Agreement, (iv) any Party to an Assumed Contract has a right to approve the assignment of such Assumed Contract to Purchaser as set forth hereunder, or (v) any Party to the Operating Agreement, including, any association formed in connection therewith, or any other Person shall have any right to approve the sale of the Property or shall have a right of first refusal, right of first offer or other consent right, then Seller agrees, at its sole cost and expense, to obtain from each such Tenant, mortgage holder, constituent partner or Party (each such party being hereinafter referred to as a “Consenting Third Party") either (a) a waiver of the rights of such Consenting Third Party, or (b) a written consent to the sale, transfer or assignment of the

Property, Lease, Contract or other interest of such Consenting Third Party with respect to the Property (each a “Third Party Consent”).

          (b) Notwithstanding the foregoing, in the event Seller fails to obtain prior to Closing any Third Party Consent such that Seller is unable to sell, assign, transfer or convey any portion of the Property, then Purchaser shall have the right, in its sole discretion, to either (i) terminate this Agreement in which event Escrow Agent shall return the Earnest Money (including any interest thereon) to Purchaser, or (ii) consummate the Closing of Purchaser’s acquisition of all portions of the Property except for the Property for which Seller failed to obtain the Third Party Consent, in which event the Purchase Price shall be reduced by the Allocated Purchase Price with respect to such Property. In the event Purchaser shall elect to terminate this Agreement in accordance with clause (i) above, Sellers shall reimburse Purchaser for all out-of-pocket costs and expenses incurred by Purchaser as of the date of such termination in connection with Purchaser’s due diligence, underwriting and negotiation of this Agreement and the Transactions, including without limitation, legal fees and expenses and the cost of any other third party consultant; provided, however, in no event shall such reimbursement obligation exceed the sum of $265,000 but in no event shall Seller have any obligation to reimburse Purchaser in the event Purchaser shall close on its acquisition of one or more Parcels.

     10.5 Rental Taxes. Sellers shall be responsible for payment of all rental, transaction privilege, business privilege, and similar taxes, imposed by any state or local taxing authority (“Rental Taxes”) upon Sellers’ receipt of Rents prior to Closing. Purchaser shall be responsible for payment of all Rental Taxes based on Rents which it receives after Closing. The amount of Rental Taxes paid by the party receiving the Rents shall be deducted therefrom in determining amounts to be prorated or adjusted under Article VII hereof. Seller covenants and agrees to timely file any and all Rental Tax returns as may be required with respect to any period occurring prior to or through the calendar month in which Closing occurs. The Parties agree to execute any and all documentation required by the State of Florida as necessary to evidence the change in ownership of the Property and that Purchaser shall be the new tax payer with respect to any Rental Taxes payable in connection with the Property.

     10.6 Record Retention. After the Closing, Seller shall provide Purchaser with reasonable access to the Books and Records and, at Purchaser’s cost, copies of all or any portion thereof. Seller either shall retain the Books and Records until the third anniversary of the date hereof or notify Purchaser of its desire to dispose of the Books and Records and turn them over to Purchaser if Purchaser so requests.

     10.7 Publicity. In no event shall either Seller or Purchaser issue any press release or otherwise disclose any non-public information regarding this Agreement or the Transactions unless the other party has consented thereto in writing (and Seller and Purchaser agree not unreasonably to withhold or delay such consent) and to the form and substance of any such statement or disclosure; provided, however, that nothing herein shall be deemed to limit or impair in any way any party’s ability to disclose the details of or information concerning this Agreement, the Transactions or the Property to such party’s attorneys, accountants or other advisors or to the extent such party reasonably deems necessary or desirable pursuant to any court or governmental order, applicable securities or other laws or regulations or financial reporting requirements, to obtain the Third Party Consents, Tenant Estoppels or financing for the acquisition of the Property and to assess the Property in connection with Purchaser’s due diligence examination. Further, either party may disclose any information regarding this Agreement or the Transactions to its constituent partners, members or shareholders, as the case may be (and to counsel for such constituent partners, members and shareholders) and as otherwise necessary to comply with the terms of this Agreement. If for any reason this Transaction is not consummated, Purchaser will promptly return to Seller all originals and copies of documents, reports and financial and other information relating to the Property and to Seller which Seller has furnished to Purchaser.

     10.8 Assistance Following Closing. From and after the Closing, Seller shall provide reasonable assistance to Purchaser in connection with the preparation of financial statements and bills and the adjustment of losses and claims and the enforcement or settlement of any such claims.

     10.9 Further Assurances. Each of Seller and Purchaser agree, at any time and from time to time after the Closing, to execute, acknowledge where appropriate and deliver such further instruments and other documents (and to bear its own costs and expenses incidental thereto) and to take such other actions as the other of them may reasonably request in order to carry out the intent and purpose of this Agreement; provided, however, that neither Seller nor Purchaser shall be obligated, pursuant to this Section 10.9 to incur any expense of a material nature and/or to incur any material obligations in addition to those set forth in this Agreement and/or its respective Closing Documents.

     10.10 Reports. For the period of time commencing on the Execution Date and continuing through the first anniversary of the Closing Date, and without limitation of the other document production otherwise required of Sellers hereunder, Sellers shall, from time to time, upon reasonable advance written notice from Purchaser, provide to Purchaser and its representatives: (i) access to all financial and other information pertaining to the period of Sellers’ ownership and operation of the Property, which information is relevant and reasonably necessary, in the opinion of Purchaser’s outside, third party accountants (“Accountants") to enable Purchaser and its Accountants to prepare financial statements in compliance with any and all of (a) Rule 3-05 or Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the "Commission"), as applicable to Purchaser; (b) any other rule issued by the Commission and applicable to Purchaser; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Purchaser; and (ii) a representation letter, in form specified by, or otherwise satisfactory to the Accountants, signed by the individual(s) responsible for Sellers’ financial reporting, as prescribed by GAAS, which representation letter may be required by the Accountants in order to render an opinion concerning Sellers’ financial statements.

     10.11 Reasonable Efforts. Purchaser and Seller shall each use their good faith efforts to fulfill all covenants and satisfy all conditions to Closing hereunder; provided, however, the foregoing covenant shall not be deemed to expand any liability which either party may have hereunder.

ARTICLE XI
Indemnification

     11.1 Indemnification by Seller. From and after the Closing, Sellers shall indemnify, defend and hold harmless Purchaser and its trustees, shareholders, directors, officers, members, partners, employees, representatives and agents, and their respective successors and assigns (collectively, the “Indemnified Purchaser Persons”) from and against any Losses (subject to the terms of this Agreement) incurred or suffered by any Indemnified Purchaser Person that results from, relates to or arises out of (a) the breach or inaccuracy of any representation or warranty made by Seller in this Agreement or the Seller Closing Documents, (b) the breach or non-fulfillment by Sellers of any of the covenants or agreements of Seller under this Agreement or the Seller Closing Documents, (c) claims made by any Tenant under the Leases, or by any Party under the Assumed Contracts, that relate to any actions or events first occurring, or obligations first accruing, prior to the Closing Date, (d) any event, occurrence or accident at any time prior to the Closing Date relating to the Property, or (e) Seller’s Liabilities.

     11.2 Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify, defend and hold harmless each Seller and its shareholders, directors, officers, representatives, members, partners employees and agents, and their respective successors and assigns (collectively the “Indemnified Seller Persons”) from and against any Losses (subject to the terms of this Agreement) incurred or suffered by any Indemnified Seller Person that results from, relates to or arises out of (a) the breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or the Purchaser Closing Documents, (b) the breach or non-fulfillment by Purchaser of any of the covenants or agreements of Purchaser under this Agreement or the Purchaser Closing Documents, (c) claims made by any Tenant under the Leases, or by any Party under the Assumed Contracts, that relate to any actions or events first occurring, or obligations first accruing, after the Closing Date, (d) any event, occurrence or accident at any time after the Closing Date relating to the Property, or (e) the Assumed Liabilities.

     11.3 Indemnification Procedure.

          (a) The indemnified party (the “Indemnified Party") shall give the indemnifying party (the “Indemnifying Party") prompt written notice of any Losses incurred (or likely to be incurred) by the Indemnified Party with respect to any claim or assertion of claims by a third party (“Third Party Claim") for which indemnification is available hereunder and the Indemnifying Party may (i) prior to the commencement of any proceedings in connection with such Losses, undertake the negotiation of any resolution of the dispute relating to such Losses, including without limitation any settlement or release, or (ii) undertake the defense of any proceeding (including any alternative dispute resolution proceeding) regarding such Losses by selecting legal counsel who shall be reasonably acceptable to the Indemnified Party.

          (b) Provided the Indemnifying Party shall have undertaken the Indemnified Party’s defense of a Third Party Claim with legal counsel reasonably acceptable to the Indemnified Party, and shall have so notified the Indemnified Party, the Indemnified Party shall be entitled to participate at its own expense in the aforesaid negotiation or defense of any claim relating to such Losses (subject to reimbursement to the limited extent provided in

Section 11.3(e)), but such negotiations or defense shall be controlled by counsel to the Indemnifying Party.

          (c) The Indemnifying Party shall not be liable for payments relating to the resolution of any dispute or any settlement of any litigation or proceeding effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the Indemnified Party’s written consent, resolve any dispute or settle or compromise any claim regarding Losses from a Third Party Claim or consent to entry of any judgment which would impose an injunction or other equitable relief upon the Indemnified Party or which does not include an unconditional release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of any such Losses.

          (d) Each party hereto agrees to give the other party prompt notice of any Losses (or possible Losses) asserted against it which might be Losses for which indemnity could be sought against the other party, but the failure to give such notice shall not release the Indemnifying Party of its obligations under this Section 11.3, except to the extent of the actual harm suffered as a result thereof.

          (e) In the event the Indemnifying Party fails to timely undertake negotiation of any dispute or defend, contest or otherwise protect against any claim or suit with respect to a Third Party Claim, and to so notify the Indemnified Party, the Indemnified Party may, but will not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the Indemnifying Party, including reasonable attorneys’ and experts’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof; provided, however, that if the Indemnifying Party undertakes negotiation of any dispute and the defense of such matter in accordance with and subject to the above terms of this Section 11.3, the Indemnified Party shall not be entitled to recover from the Indemnifying Party for its costs incurred thereafter in connection therewith other than the reasonable costs of investigation undertaken by the Indemnified Party and reasonable costs of providing assistance. The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the negotiation of any dispute and the defense of the matter subject to indemnification and the Indemnifying Party shall reimburse the Indemnified Party’s reasonable costs incurred thereafter in connection with such cooperation and assistance.

ARTICLE XII
Defaults and Remedies

          (a) Default by Purchaser. If Purchaser defaults under this Agreement or breaches any of its obligations hereunder, Seller, as its sole and exclusive remedy, shall have the right to terminate this Agreement and receive payment of the Earnest Money as liquidated damages and not as a penalty. No such termination hereunder shall discharge Purchaser from its indemnification obligations set forth in Section 4.2(c) hereof.

          (b) Default by Seller. In the event that Seller shall be in default of any of its obligations hereunder, Purchaser shall be entitled, as its sole remedy, either (a) to terminate this Agreement and to receive the return of the Earnest Money, which return shall release Seller from any and all liability hereunder, (b) to enforce specific performance of Seller’s obligation hereunder, including the obligation to convey the Property to Purchaser, or (c) to exercise such rights and remedies, if any, as are expressly provided for in this Agreement with respect to the specific breach or default in question; provided, however, that in the event of a willful default by Seller, Purchaser shall have the right to bring an action for damages other than punitive damages.

ARTICLE XIII
Condemnation and Destruction

     13.1 Casualty or Condemnation in General.

          (a) If prior to the Closing Date, any Parcel shall be the subject of a Taking or Casualty, Sellers shall promptly inform Purchaser of same.

          (b) If prior to the Closing Date any Parcel shall be the subject of a Substantial Taking or a Substantial Casualty, Purchaser may by written notice delivered to Seller on or before the Closing Date, elect as its sole remedy on account thereof, either (i) to terminate this Agreement, and the rights of the parties hereto, in which event this Agreement (other than any right or obligation that expressly survives the termination of this Agreement) shall terminate as of the date of delivery of such notice and the Earnest Money and all interest accrued thereon shall be immediately delivered to Purchaser; (ii) to continue this Agreement in effect, in which event Seller (A) shall transfer and assign to Purchaser, at the Closing, its full right, title and interest in and to any insurance proceeds (and shall pay in cash to Purchaser all deductibles owing in respect thereof) or condemnation awards with respect thereto, and shall cooperate in all reasonable respects with Purchaser, at Purchaser’s sole cost and expense, in connection with the collection thereof, to the extent not collected at the Closing, and (B) to the extent any insurance proceeds or condemnation awards shall have been received by Seller prior to the Closing, remit to Purchaser the full amount thereof so collected, less, in each such case, (i) reasonable costs of collection thereof (other than the cost of deductibles), and (ii) amounts, if any, applied by Seller prior to Closing to the preservation, repair or restoration of the Property, or (iii) to continue this Agreement in effect with respect to all Property other than the Parcel which is the subject of the Substantial Taking or Substantial Casualty, in which event the Purchase Price shall be reduced by the Allocated Purchase Price with respect to such Property.

          (c) If prior to the Closing Date, the Property, or any portion thereof, is (i) the subject of a Taking (other than a Substantial Taking) or (ii) the subject of a Casualty (other than a Substantial Casualty), this Agreement shall nevertheless remain in full force and effect with no abatement of the Purchase Price to be delivered to Seller on account thereof and Purchaser shall nevertheless acquire the Property or remaining balance thereof pursuant to the provisions hereof. In such event, any insurance proceeds or condemnation awards shall be applied and paid in the same manner and subject to the same provisions set forth above as are applicable in a case of a Substantial Casualty or a Substantial Taking as to which Purchaser has elected nevertheless to continue this Agreement in effect.

     13.2 Adjustment of Claims and Condemnation Proceedings. If a Taking or Casualty shall occur, Sellers shall initiate all actions required to adjust, compromise and collect the awards payable by the condemning authority or the proceeds payable under the applicable policy or policies of casualty insurance. Purchaser shall have the right (but not the obligation) to participate with Sellers in the initiation of all such actions and, in any event, Seller shall consult with, and keep Purchaser advised of, Sellers’ progress in connection therewith. Seller shall not agree to any settlement of the awards or insurance proceeds payable in connection with any such Taking or Casualty (or enter into any agreement in lieu of a Taking) without Purchaser’s approval, which approval shall not be unreasonably withheld or delayed.

ARTICLE XIV
Brokerage Commission

     Sellers, on the one hand, and Purchaser, on the other, represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Edward W. Easton and Edward J. Easton of Easton & Associates (collectively, the “Brokers") and that no other person initiated or participated in the negotiation of this Agreement or showed the Property to Purchaser, and to the knowledge of Sellers and Purchaser, except for Seller’s obligation to pay such Broker there are no real estate brokerage commissions, finder’s fees, or other similar fees due any person or entity on account of or as a result of this transaction, except as set forth herein. Sellers and Purchaser each agree to indemnify, defend and hold the other harmless from and against any loss, cost, liability or expense suffered or incurred by the other party as a result of a claim or claims for brokerage commissions, finder’s fees or other similar fees from any party or firm that is based on the act or omission of the party in breach of the above warranty. The representations, warranties and covenants contained herein shall expressly survive Closing.

ARTICLE XV
Miscellaneous

     15.1 Notices. Notices must be in writing and sent to the party to whom or to which such notice is being sent, by (a) certified or registered mail, postage prepaid and return receipt requested, (b) commercial overnight courier service, (c) delivered by hand with receipt acknowledged in writing or (d) facsimile, in each case addressed as follows:

          To Purchaser:

Keystone Operating Partnership, L.P.
c/o Keystone Property Trust
200 Four Falls, Suite 208
West Conshohocken, Pennsylvania 19428
Attention: Saul A. Behar, Esq.
Fax No.: (484) 530-0131

          with a copy thereof to:

Neal, Gerber & Eisenberg
Two North LaSalle Street
Suite 2200
Chicago, Illinois 60602
Attention: Kenneth Harris, Esq.
Fax No.: (312) 269-1747

          To Any Seller:

International Place Associates II, Ltd.
International Place Associates III, Ltd.
International Place Associates IV, Ltd.
c/o The Easton Group
10165 N.W. 19th Street
Miami, Florida 33172
Attention: Edward W. Easton & Edward J. Easton
Fax No.: (305) 593-5277

          with a copy to:

Peckar & Abramson
One Southeast Third Avenue, Suite 3050
Miami, Florida 33131
Attention: Donald S. Rosenberg, Esq.
Fax No.: (305) 375-0328

All notices (i) shall be deemed to be delivered and effective (A) upon personal delivery to and receipt by the person to whom delivered (or upon refusal to accept delivery), or (B) upon receipt or refusal to accept delivery, if deposited in United States registered or certified mail, return receipt requested, or (C) upon receipt (or upon refusal to accept delivery) if deposited with an overnight express courier for next day delivery, or (D) the date transmitted if sent by facsimile during business hours at the location to be received (otherwise on the next business day) provided that a confirmation copy is also deposited in the United States mail and (ii) may be given either by a party or by such party’s attorneys. The cost of delivery shall be borne by the party delivering the notice.

     15.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute a single document when at least one counterpart has been executed and delivered by each party hereto.

     15.3 Amendments. Except as otherwise provided herein, this Agreement may not be changed, modified, supplemented or terminated, except by an instrument executed by both Seller and Purchaser.

     15.4 Waiver. Each party shall have the right exercisable in its sole and absolute discretion, but under no circumstances shall be obligated, to waive or defer compliance by any other party with its obligations hereunder or to waive satisfaction of any conditions contained herein for its benefit. No waiver by any party of a breach of any covenant or a failure to satisfy any condition shall be deemed a waiver of any other or subsequent breach or failure to satisfy any other condition. All waivers of any term, breach or condition hereof must be in writing.

     15.5 Successors and Assigns. Subject to the provisions of Section 15.9, the terms, covenants, agreements, conditions, representations and warranties contained in this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     15.6 Third Party Beneficiaries. The provisions of this Agreement are made for the benefit of the parties hereto (and the Indemnified Purchaser Persons and the Indemnified Seller Persons with respect to Sections 11.1 and 11.2), and their respective successors in interest and assigns and are not intended for, and may not be enforced by, any other person or entity.

     15.7 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     15.8 Governing Law. This Agreement has been made pursuant to and shall be governed by the laws of the State of Florida (without regard to conflicts of law rules).

     15.9 Assignment. This Agreement may not be assigned or delegated by any party without the written consent of the other except that Purchaser may assign this Agreement to an Affiliate of Purchaser, it being acknowledged and agreed by Purchaser that no such assignment shall relieve Purchaser of its obligations under this Agreement.

     15.10 Headings; Exhibits. The headings or captions of the various Articles and Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

     15.11 Gender and Number. Words of any gender shall include the other gender and the neuter. Whenever the singular is used, the same shall include the plural wherever appropriate, and whenever the plural is used, the same also shall include the singular where appropriate.

     15.12 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior written or oral understandings and/or agreement among them with respect thereto.

     15.13 Costs of Enforcement. In the event that any action is brought by any party or parties to this Agreement against any other party or parties to enforce rights under this Agreement, the prevailing party’s or parties’ costs in such action, including reasonable attorneys’ fees, shall be paid by the other party or parties. Any amounts owing hereunder which are not paid when due shall bear interest at the per annum rate equal to the prime rate of interest published in the Wall Street Journal (or similar publication in the event the Wall Street Journal shall no longer publish a prime rate of interest) plus four percent.

     15.14 Time of the Essence. Time is of the essence with regard to each provision of this Agreement. If the final date of any period provided for herein for the performance of an obligation or for the taking of any action falls on a Saturday, Sunday or banking holiday, then the time of that period shall be deemed extended to the next day which is not a Sunday, Saturday or banking holiday. Each and every day described herein shall be deemed to end at 5:00 p.m. Eastern Time.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

SELLERS:

INTERNATIONAL PLACE ASSOCIATES II, LTD., a Florida limited partnership

By:	INTERNATIONAL PLACE/DEVELOPMENT II LTD., its general partner

	By:	INTERNATIONAL PLACE DEVELOPMENT II, INC., its general partner

		By:	/s/ Edward W. Easton

Edward W. Easton Its: President

INTERNATIONAL PLACE ASSOCIATES III, LTD, a Florida limited partnership

By:	INTERNATIONAL PLACE/DEVELOPMENT II LTD., its general partner

	By:	INTERNATIONAL PLACE DEVELOPMENT II, INC., its general partner

		By:	/s/ Edward W. Easton

Edward W. Easton Its: President

INTERNATIONAL PLACE ASSOCIATES IV, LTD., a Florida limited partnership

By:	INTERNATIONAL PLACE/DEVELOPMENT II LTD., its general partner

	By:	INTERNATIONAL PLACE DEVELOPMENT II, INC., its general partner

		By:	/s/ Edward W. Easton

Edward W. Easton Its: President

PURCHASER:

KEYSTONE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	KEYSTONE PROPERTY TRUST, a Maryland real estate investment trust, its general partner

	By:	/s/ Saul A. Behar
Saul A. Behar Its: Senior Vice President

     The undersigned Escrow Agent hereby agrees to hold the Earnest Money in accordance with the terms of this Agreement.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Karen L. Mark

Karen L. Mark
	Its:	Vice President

Exhibit 10.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

     THIS AMENDMENT is made as of the 31st day of October, 2003 by and between INTERNATIONAL PLACE ASSOCIATES II, LTD., INTERNATIONAL PLACE ASSOCIATES III, LTD. and INTERNATIONAL PLACE ASSOCIATES IV, LTD., each a Florida limited partnership (collectively, “Sellers”) and KEYSTONE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Purchaser”).

RECITALS:

     A. Sellers and Purchaser are parties to a certain Purchase and Sale Agreement dated as of October 9, 2003 (the “Agreement”) with respect to certain property located in Miami, Florida, as more particularly described in the Agreement of Sale.

     B. The parties desire to amend the Agreement of Sale on the terms set forth in this Amendment.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

     1. Defined Terms. Capitalized terms which are not otherwise defined in this Amendment shall have the same meanings ascribed to such terms in the Agreement of Sale.

     2. Inspection Period. The first sentence of Section 4.1 of the Agreement of Sale is deleted and is replaced with the following: “Purchaser shall have until November 11, 2003 (the “Inspection Period”) to inspect the Property, conduct Purchaser’s due diligence and review of the Property, the Financial Statements and the Books and Records, and to perform such tests, surveys, engineering studies, analyses, inspections and examinations as Purchaser, in Purchaser’s sole and absolute discretion determines to be necessary.”

     3. Closing. The first sentence of Section 6.1 of the Agreement of Sale is deleted and is replaced with the following: “The closing of the Transactions (the “Closing”) shall take place in the Miami, Florida office of the Title Company (or such other location mutually acceptable to the Parties) commencing at 10:00 a.m., Eastern time, on the sooner of (a) the date on which Purchaser waives its right to terminate this Agreement under Section 4.3 of this Agreement or (b) November 11, 2003 (the “Closing Date”).

     4. Tenant Estoppel Certificates. Section 10.3 of the Agreement of Sale is deleted and is replaced with the following:

“Prior to the Closing Date, Seller shall furnish to Purchaser an estoppel certificate (dated not more than fifteen (15) days prior to Closing) completed by each Tenant on the form attached hereto and incorporated herein as Exhibit C (the “Tenant Estoppels”), or such other form as may be expressly permitted under the terms of any Tenant’s Lease. Seller shall use its best efforts to obtain and deliver the Tenant Estoppels. Tenant Estoppels shall only be acceptable and delivered in satisfaction of this Section 10.3 if there has been no material deviation, in Purchaser’s sole judgment, from the applicable form required hereunder and the information set forth in each such Tenant Estoppel is consistent with the information provided to Purchaser in connection with Purchaser’s inspection of the Property. Notwithstanding the foregoing, it shall be a condition to Closing that all of the following requirements are satisfied: (i) Seller obtains Tenant Estoppels which satisfy the provisions of this Section 10.3 from at least five (5) of the following seven (7) tenants at the Property: BAX Global (Building 1), Expeditors International (Building 6), Federal Express (Building 13), Weitnauer American (Building 15), Almar International (Building 16), Arrowmail (Building 17) and Great Spring Water (Perrier Building); and (ii) Seller obtains Tenant

Estoppels which satisfy the provisions of this Section 10.3 from such other Tenants as are necessary to obtain, together with the Tenant Estoppels identified in clause (i) above, Tenant Estoppels from Tenants which in the aggregate occupy at least sixty-five percent (65%) of the rentable area of all improvements constituting the Property excluding Building 4; and (iii) Seller deliver to Purchaser an estoppel certificate executed by Seller (the “Seller Estoppels”) with respect to the balance of the Leases for which an acceptable Tenant Estoppel is not received, which Seller Estoppels shall be in form and substance similar to the form of Tenant Estoppel attached hereto as Exhibit C. Notwithstanding any of the foregoing to the contrary, in the event Seller fails to satisfy the requirements set forth in clauses (i) and (ii) above, Purchaser shall have the right to extend the Closing in order to permit Seller to satisfy such requirements, but in no event beyond December 15, 2003. Seller shall continue to use reasonable efforts after Closing to deliver any missing Tenant Estoppel for which Seller delivered a Seller Estoppel hereunder. In the event that a Tenant provides Purchaser with a Tenant Estoppel for which Seller has given Purchaser a Seller Estoppel, Purchaser shall retain and rely on such Tenant Estoppel, and the Seller Estoppel given for such Lease will be of no further force and effect from and after the date on which such Tenant Estoppel is delivered to Purchaser, but only to the extent that such Tenant Estoppel confirms the statements made in such Seller Estoppel.”

     5. No Other Modifications. Except as expressly modified by this Amendment, the Agreement of Sale is otherwise unmodified and remains in full force and effect.

          IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as a sealed instrument as of the day and year first above written.

SELLERS:

INTERNATIONAL PLACE ASSOCIATES II, LTD., a Florida limited partnership

By:	INTERNATIONAL PLACE/DEVELOPMENT II LTD., its general partner

	By:	INTERNATIONAL PLACE DEVELOPMENT II, INC., its general partner

		By:	/s/ Edward W. Easton Edward W. Easton Its: President

INTERNATIONAL PLACE ASSOCIATES III, LTD., a Florida limited partnership

By:	INTERNATIONAL PLACE/DEVELOPMENT II LTD., its general partner

	By:	INTERNATIONAL PLACE DEVELOPMENT II, INC., its general partner

		By:	/s/ Edward W. Easton

Edward W. Easton Its: President

INTERNATIONAL PLACE ASSOCIATES IV, LTD., a Florida limited partnership

By:	INTERNATIONAL PLACE/DEVELOPMENT II LTD., its general partner

	By:	INTERNATIONAL PLACE DEVELOPMENT II, INC., its general partner

		By:	/s/ Edward W. Easton Edward W. Easton Its: President

PURCHASER:

KEYSTONE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	KEYSTONE PROPERTY TRUST, a Maryland real estate investment trust, its general partner

	By:	/s/ John B. Begier John B. Begier Its: President